As filed with the Securities and Exchange Commission on July 23, 2001
                     Registration Number


                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                 FORM SB-2

                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933

                              (Amendment No. __)



                           The Kingsley Coach, Inc.
______________________________________________________________________________
                  (Name of Small Business Issuer in its Charter)

   Delaware                          3716                   23-3003600
---------------------------------------------------------------------------
(State or other Jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
  of Incorporation or           Classification Code           Identification
  Organization)                 Number)                       Number)

                           RALPH DICKENSON, CHAIRMAN
                            The Kingsley Coach, Inc.
                                64 Old Route 522
                             Middleburg, PA 17842
                                (570) 837-7114
 (Address and telephone number of Registrant's principal executive offices, principal place of business, and agent for service of process.)
                     _________________________________

                                    Copy to

                               ROBERT BRANTL, ESQ.
                                322 Fourth Street
                                Brooklyn, NY 11215
                               Attorney for Issuer
                                 (718) 768-6045
                        _________________________________

     Approximate Date of Commencement of Public Sale: As soon as practicable after the Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                      CALCULATION OF REGISTRATION FEE

 Title of Each                 Proposed         Proposed        Amount
 Class of          Amount to   Maximum          Maximum          of
 Securities To        be       Offering         Aggregate        Registration
 Be Registered     Registered  Price per Share  Offering Price   Fee
-----------------------------------------------------------------------------
Common Stock,
 $.00001 par
 value             4,370,344     $0.19          $  830,365      $207.59


(1) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the registration fee is based on $0.19, the average of the high and low prices of the Common Stock reported on the OTC Bulletin Board on July 19, 2001.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                     THE KINGSLEY COACH, INC.

                           Common Stock
                         4,370,344 Shares

     Thirteen shareholders of The Kingsley Coach, Inc. are offering shares of Kingsley Coach common stock to the public by means of this prospectus.

     Kingsley Coach's common stock is quoted on the OTC Bulletin Board under the trading symbol "KNGS.OB."

     The thirteen shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Kingsley Coach common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

     Purchase of Kingsley Coach common stock involves substantial risk. Please see "Risk Factors," which begins on page 5 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus is August   , 2001

                        TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .-3-
     Summary Financial Information . . . . . . . . . . . . . .-3-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .-5-

YOU SHOULD NOT RELY ON FORWARD LOOKING STATEMENTS. . . . . . .-7-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . .-7-

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . .-7-
     Market for the Common Stock . . . . . . . . . . . . . . .-8-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . .-9-

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . -14-

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . -19-
     Executive Compensation. . . . . . . . . . . . . . . . . -20-
     Other Transactions Between Kingsley Coach and its
      Management. . . . . . . . . . . . . . . . . . . . . . .-21-
     Limitation of Liability and Indemnification . . . . . . -22-

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . -22-

DESCRIPTION OF OUR SECURITIES. . . . . . . . . . . . . . . . -24-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . -25-
     Plan of Distribution. . . . . . . . . . . . . . . . . . -29-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . -30-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . -30-

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . -30-

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . -32-



                        PROSPECTUS SUMMARY

The Kingsley Coach, Inc.

     The Kingsley Coach, Inc. is a Delaware corporation that participates in the recreational vehicle industry. The Kingsley Coach, Inc. manufactures the "Kingsley Coach," a unique recreational vehicle. A Kingsley Coach consists of an upscale R.V. body mounted on a heavy-duty truck chassis with a front-end engine. The end product provides the comfort of a well-appointed recreational vehicle with the driving power and safety of a freight-hauling truck. We consider it the logical extension into the vacation market of the concept behind the sports utility vehicle, and we expect it to appeal to the "Baby Boomer" generation as they near retirement age.

     From 1996 until the summer of 2000 Kingsley Coach manufactured The Kingsley Coach to custom order. During that period, we put 57 Kingsley Coaches on the road, which have logged over one million miles. In the summer of 2000, we introduced our "Camelot Series," which consists of three standard models that incorporate the design elements that were most often requested in our custom models. We currently market our products direct and through three distributors. If our current efforts to obtain financing are successful, we intend to launch a national marketing program through an expanded in-house department and a full complement of distributors.

     The executive offices of Kingsley Coach are located at 64 Old Route 522 in Middleburg, Pennsylvania. Our telephone number is 570-837-7114.

The Selling Shareholders

     Thirteen shareholders are using this prospectus to sell shares of Kingsley Coach common stock to the public. Seven of them acquired the shares from Kingsley Coach in exchange for services. Three of them acquired the shares from Kingsley Coach in settlement of claims for money owed. One purchased the shares from Kingsley Coach prior to the date of this prospectus. Each of the other two, in exchange for services, obtained options for a total of 1,000,000 shares, and will offer the shares by means of this prospectus if they exercise the options.

Outstanding Shares

     Kingsley Coach has issued only one class of stock: its common stock. On the date of this prospectus there were 11,314,321 shares of common stock outstanding. There are also options outstanding for 2,300,000 shares of Kingsley Coach common stock.

Summary Financial Information

     In the summer of 2000 we changed our fiscal year-end from December 31 to June 30, to conform with the norm in the recreational vehicle industry. Therefore, our financial statements include statements for a six month "transition period" from January 1, 2000 to June 30, 2000.

     We have derived the information in this table from the financial statements that are at the end of this prospectus, except for the balance sheet data at 12/31/99 and 12/31/98, which we derived from the financial statements contained in our Annual Reports on Form 10-KSB for those years. The information for the 1st nine months of fiscal 2001 and 2000 has not been audited, but, in our opinion, we have made all adjustments necessary for a fair presentation of the financial results for those quarters.

               Six                               Nine           Nine
               Months     Year       Year        Months         Months
Statement of   Ended      Ended      Ended       Ended 3/31/01  Ended 3/31/00
 Operations    6/30/00    12/31/99   12/31/98    (unaudited)    (unaudited)
---------------------------------------------------------------------------
Sales         $1,129,976 $2,810,632  $2,046,121  $3,710,919     $ 2,913,963

Cost of Sales    705,683  1,919,851   1,787,792   2,755,169       1,880,539
---------------------------------------------------------------------------
Gross Profit     424,293    890,781     258,329     955,750       1,033,424

G & A Expense    944,935  1,315,383     757,192     823,039       1,101,448
---------------------------------------------------------------------------
Net Income/
 (Loss) from
 Operations     (520,642)  (424,602)   (498,863)    132,711         (68,024)
---------------------------------------------------------------------------
Other Income/
 (Expense)       (59,927)  (126,916)    (86,828)    (31,576)        (88,820)

Extraordinary
 Item                  -    550,000           -           -               -

Net Income/
 (Loss)         (580,569)    (1,518)   (585,691)    101,135        (156,844)
===========================================================================
Net Income/(Loss)
 Per Share     $   (0.07)  $  (0.01)  $   (0.16)   $   0.01       $   (0.02)
===========================================================================
Weighted Average
 # of Shares
 Outstanding   8,174,043  6,475,422   3,708,339   8,753,977       6,975,484


Balance Sheet                                           3/31/01
 Data           6/30/00        12/31/99   12/31/98    (Unaudited)
------------------------------------------------------------------
Working Capital/
 (Deficit)     $ (473,475)   $ (115,423) $(1,159,913)  $ (390,053)

Total Assets    2,018,571     2,186,005      993,187    2,143,500

Shareholders'
 (Deficit)       (430,491)     (267,147)  (1,057,581)    (220,357)

                           RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

     Kingsley Coach will not be able to carry out its business plan without additional funds.

     The business plan developed by our management requires, at a minimum, an additional $2 million in capital. Those funds, if acquired, would be used primarily to fund an increase in work-in-process and an inventory of finished vehicles. Lacking those funds, we now commence manufacturing a vehicle only after we have received a purchase order for it. This means we deliver vehicles many months after they are ordered. This condition limits our sales, as potential customers often opt to purchase a competitor's vehicle, which can be delivered from the competitor's inventory within days after the customer places the purchase order. In order to achieve satisfactory growth, therefore, we will require additional capital.

     Kingsley Coach may be unable to obtain the funds we need to carry out our business plan.

     Our management has been engaged for nearly two years in seeking the funds we require in order to carry out our business plan. They have been unsuccessful. Our efforts to develop sources of equity financing continue. But we do not know if we will be able to obtain the funds we need. If we do not obtain those funds, we will not be able to expand our operations to any significant rate.

     We have marketed our product on a limited basis only, and we can only speculate as to whether a significant market exists for our product.

     Until the summer of 2000, we sold only custom-built Kingsley Coaches, and we sold them primarily to individuals involved in the trucking industry. We have only this year commenced selling our standardized Camelot series, and the marketing effort remains limited due to our limited capital resources. At the same time, there is no competitor selling recreational vehicles similar to the Kingsley Coach to a national market. Therefore, our expectation that there is a national market for our product of sufficient size to support our growth is speculative, supported by only anecdotal evidence. If there are not enough customers for our product, we will not be successful in growing.

     We do not know if we will be able to develop a national marketing network that is satisfactory for our needs.

     Our marketing program today consists of three distributors, one consultant, and one in-house salesman. We do not intend to expand our marketing program significantly unless we acquire additional funds, since our existing backlog exhausts our capacity to fund manufacturing for the next twelve months. Therefore, we do not know whether, if and when funds become available, we will be able to develop a national marketing program on terms that are beneficial to our company.

     There are companies involved in the manufacture of recreational vehicles who could destroy our market if they chose to compete against us with a similar product.

     The recreational vehicle industry is dominated by a small number of major companies. Five manufacturers currently account for over two-thirds of recreational vehicle sales in the United States. These manufacturers are very well capitalized. If any one of them decided to introduce a recreational vehicle similar in concept and design to the Kingsley Coach, it would be very difficult for us to compete effectively.

     A problem with our materials producers could seriously delay production of our products.

     Currently, Thor of America produces the RV bodies for all of our vehicles under a contract that terminates on September 10, 2001. If Thor failed to manufacture the bodies we needed on schedule, our own production of vehicles would likely be delayed, which would have an adverse effect on our sales.

     A downturn in the U.S. economy would be likely to reduce demand for our products.

      The Kingsley Coach is a luxury vehicle, generally costing over $200,000 each. If there is a recession in the United States, it would be likely to result in a reduced demand for luxury items, which could adversely affect our company's sales.

     Our business development could be hindered if we lost the services of our Chief Executive Officer.

     Ralph Dickenson is the only executive officer of Kingsley Coach who is engaged full-time in the company's business. Mr. Dickenson is responsible for strategizing not only our product development but also the means of financing it. If Mr. Dickenson were to leave Kingsley Coach or become unable to fulfill his responsibilities, the likely effect would be a delay in the development of Kingsley Coach until a suitable replacement for Mr. Dickenson could be retained.

     The volatility of the market for Kingsley Coach common stock may prevent a shareholder from obtaining a fair price for his shares.

     The common stock of Kingsley Coach is quoted on the OTC Bulletin Board. Trading volume is usually relatively small, and prices vary dramatically from time to time. It is impossible to say that the market price on any given day reflects the fair value of Kingsley Coach, since the price often moves up or down by 25% in a week's time. A shareholder in Kingsley Coach who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

     Issuance of common stock and equivalents by Kingsley Coach may dilute the value of outstanding shares and reduce the market price of our common stock.

     Throughout the past two years, Kingsley Coach has engaged in the practice of compensating officers and directors by issuing common stock or options to them. In addition, we have also from time to time compensated our
professional advisors and others by issuing common stock to them.   We expect
to continue both of these practices, at least until we have sufficient capital resources that we can afford to pay cash for all of these services. In addition, we hope to sell equity shares in order to obtain the funds necessary to accomplish our business plan. Any or all of these transactions could have the effect of diluting the value of our outstanding shares. In addition, the market for our shares may be adversely affected by the issuance of additional shares.

                     YOU SHOULD NOT RELY ON
                    FORWARD LOOKING STATEMENTS

     This prospectus contains a number of forward-looking statements regarding our future prospects. Among the forward-looking statements are descriptions of our plans to develop a national market for our Camelot line of vehicles, our plans to expand our product lines, and our expectations that we will be making acquisitions. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart Kingsley Coach in its efforts to develop and market its products, including factors discussed in "Risk Factors" as well as factors we have not foreseen. In addition, changing circumstances may cause us to determine that a change in plans will be in the best interests of Kingsley Coach.


                         DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                         CAPITALIZATION

     The capitalization of Kingsley Coach on March 31, 2001 consisted of:

     * 8,753,977 shares of common stock outstanding, with a deficit net worth of $220,357 (since that date, an additional 2,560,344 shares have been issued, for services and cash);

     * $467,727 in long-term debt.

Market for the Common Stock

     Our common stock is listed for quotation on the OTC Bulletin Board under the trading symbol "KNGS.OB." The following table sets forth the bid prices quoted for our common stock on the OTC Bulletin Board during the ten quarters starting January 1, 1999 and ending June 30, 2001.


Quarter Ending        High        Low
-------------------------------------------
March 31, 1999        $ 6.00      $ 3.50
June 30, 1999         $ 4.00      $ 1.63
September 30, 1999    $ 1.75      $  .83
December 31, 1999     $ 1.25      $  .50

March 31, 2000        $ 7.00      $ 1.44
June 30, 2000         $ 2.00      $  .44
September 30, 2000    $ 1.63      $  .53
December 31, 2000     $  .56      $  .27

March 31, 2001        $  .47      $  .16
June 30, 2001         $  .51      $  .17

     Our shareholders list contains the names of 484 registered shareholders of record. Based upon information from nominee holders, we believe the number of owners of our common stock exceeds 800.

Stock and Stock Option Plan

     In order to attract and retain qualified executives and other skilled personnel, it will be useful to have the ability to offer recruits equity in
The Kingsley Coach, Inc.   For this reason, the Board of Directors has adopted
the 2000 Stock and Stock Option Plan. The Plan permits the Stock Incentive Committee (currently, Messrs. Carlson and Dickenson) to issue Non-Qualified Stock Options, Restricted Shares, Performance Shares, or any combination
thereof, up to a total of 1,000,000 shares.   To date, 350,000 Restricted
Shares have been issued to Kingsley Coach employees under the Plan. In addition, options for 300,000 shares have been issued to the members of the Board of Directors under the Plan.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial Statements, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.

Results of Operations

     Nine Months Ended March 31, 2001 compared to
     Nine Months Ended March 31, 2000

     For the two years that ended on June 30, 2000, our expenditures for research and development equaled almost 30% of our revenues, and exceeded the amount of our overall net loss. During this period we were manufacturing the Kingsley Coach entirely on a custom basis, as a means of determining the styling and amenities that would most appeal to our target market. We completed this development process at the end of June, 2000. In August, 2000, therefore, our Board of Directors changed our fiscal year-end from December 31 to June 30. This was done to reflect the completion of product development and to bring us into conformity with the recreational vehicle industry, which generally completes its selling cycle and its fiscal years in the summer months.

     During the first nine months of fiscal year 2001, we achieved $3,710,919 in sales, and realized net income of $101,135. The principal reason we achieved profitability in that period was that our research and development costs in the period equaled only 14% of our revenues. We expect that, in the future, research and development costs can be held to a level that will equal between 5% and 10% of sales. This reduction in our largest class of indirect expenditure brings us to a level of overall operating expense at which we should need only modest increases in our production volume in order to sustain profitability.

     Our ability to operate profitably at a low level of sales is aided by the fact that, for the foreseeable future, we will market only a single line of products. This business model eliminates the need for a large number of strategic managers and a complex sales staff. We currently have only one executive officer, whose annual salary is $21,600. We also have three managers making over $50,000 per year, whose aggregate annual salaries total $180,000. For that reason, our indirect labor costs have historically represented a relatively low portion of our sales, and should continue to be modest relative to sales volume.


                                    Indirect       % of
                        Revenue   Labor Expense    Revenue
                        -----------------------------------
          1/01 -  3/01  1,023,188    182,794       17.9%
          1/00 - 12/00  3,817,707    474,360       12.4%
          1/99 - 12/99  2,810,632    397,273       14.1%

     As of July 5, 2001, Kingsley Coach has a backlog of 12 units, representing sales in excess of $2.5 million, despite the fact that we have made only a very minimal marketing effort. We are gradually ramping up our sales effort and, to this end, in the summer of 2000, we hired a national sales director and contracted with a national marketing firm to manage our marketing campaign. At the present time, however, a rapid expansion of our marketing effort would be counterproductive. Without additional financing, our production will be limited to approximately 30 units per year. We expect, therefore, that our backlog will support a gradual increase in sales over the next year; but without additional financing we will not be able to achieve any dramatic growth.

     Our passage from wholly-custom sales to primarily-standardized sales will permit us to market the Kingsley Coach efficiently, once we have the funds available to commence a national marketing strategy. Meanwhile, however, the change will have the effect of reducing the gross margin we realize on our sales. The reduction will occur on sales we make through distributors because the distributor's margin will reduce our margin. The reduction will also occur on our direct sales, since we can impose a larger markup on a custom vehicle than on a standard model. For the first nine months of fiscal 2001, we posted a gross margin of 26% of revenues, as compared to 35% for the nine months ended March 21, 2000. As future revenues will arise primarily from sales of our standard models, such as the Merlin and the SURV, we expect our profit margins to stabilize at approximately 27%, although per unit marketing expense associated with the standard models should be lower than would be associated with custom models. However, the efficiencies involved in marketing standard models should result in a better bottom line than we could accomplish with custom sales.

     Six Months Ended June 30, 2000 compared to
     Six Months Ended June 30, 1999

     Sales of the Kingsley Coach in the first six months of calendar 2000 were nearly double sales in the first six months of 1999, $1,129,976 compared to $579,790. This reflects the steady growth in sales that Kingsley Coach has experienced over the past two years.

     Orders for motorhomes are more likely to be placed in the Spring than in any other season. Our well-financed competitors, therefore, customarily record the greater portion of their sales in the first half of the calendar year. Because we lack sufficient funds to maintain an inventory of finished coaches, however, Kingsley Coach sales in the first six calendar months usually lag sales in the latter six calendar months, when we are able to deliver the coaches ordered in the Spring. For this reason, the $1,129,976 in sales recorded between January 1, 2000 and June 30, 2000 were only slightly more than half the sales of $2,230,842 recorded in the six months from July 1, 1999 to December 31, 1999. If we are able to obtain a sufficient level of capital resources, through sale of our equity or otherwise, we intend to maintain an inventory of finished products. So our revenue cycles would then more closely conform to the normal industry experience, in which inventory is built up during the Fall and Winter and is converted to sale revenue in the Spring and Summer.

     The effects of our transition from custom vehicles to standardized designs are not reflected in recent sales figures due to the long lead time between order and sale. Our expenses, however, reflect the expansion of facilities and personnel that we have put in place in anticipation of sales of its standardized Camelot models. For that reason, despite the increased sales, our net loss in the 2000 transition period exceeded the net loss during the first six months of calendar 1999, $580,569 to $448,287.

     The initiation of Camelot sales marks the end of the development period for Kingsley Coach. It is noteworthy that, during the development period, our research & development expenses exceeded our accumulated deficit. From 1996 through June 30, 2000, the accumulated deficit incurred by Kingsley Coach was $1,831,647. That amount is equaled by the research & development expense incurred between January 1, 1998 and June 30, 2000 alone. The table below shows that R&D in that period equaled nearly 30% of sales, and exceeded the net loss.

                             Net Loss Before     R&D       % of
              Revenue        Extraordinary Item  Expense   Revenue
              -----------------------------------------------------------
2000 (6 mos.) 1,129,976      580,569             330,000    29%
1999          2,810,632      551,518             850,000    30%
1998          2,046,121      585,691             600,000    29%

     Our Camelot series is now fully developed. Some on-going development costs attributable to Camelot can be expected, as we tweak the glitches that usually develop when assembly line production is initiated. But we do not expect R&D expense attributable to Camelot to be a significant item on our operating statement hereafter. We do intend to carry on research and development activities related to our "second generation products." We expect to limit these expenses to approximately $300,000 per year, however. Therefore, the expense item which has been primarily responsible for our losses to date will be substantially eliminated from future operating statements. This will help to counterbalance the effects of expansion on our operating results.

     Year Ended December 31, 1999 compared to
     Year Ended December 31, 1998

     Sales during 1999 increased by 37% from $2,046,121 to $2,810,632. The increase was primarily the result of word-of-mouth marketing, as a lack of resources prevented us from expanding our formal marketing program in any significant way. Within the trucking community, however, the Kingsley Coach has acquired some attention, and that has led to the sales increase. We expect word-of-mouth to continue to be a major source of sales for us, although we will have to initiate a more formal marketing program in order to achieve sufficient growth to reward investors.

     Our gross margin increased dramatically in 1999, rising from 12.6% in 1998 to 31.7% in 1999. The primary reason for the increased margins was our increased experience in our industry. We have acquired a much better understanding of the efficiencies that can be utilized in manufacturing our vehicles. We have also acquired a much better understanding of the pricing
levels that we can sustain without adversely affecting sales.   We expect our
gross margins to remain close to 30% until we develop a distributorship network that plays a significant role in our annual revenue.

     General and administrative expense increased 73.7% from 1998 to 1999, resulting in an increase in the G&A-to-sales ratio from 37% in 1998 to 47% in 1999. The primary reason for the increase was the merger in January, 1999 of The Kingsley Coach, LLC into the public shell that became The Kingsley Coach, Inc. The effect of the merger was to make us a public company, which resulted in sizeable expenditures for attorneys, accountants, and consultants involved in developing a market for our securities. We expect that until we are successful in obtaining the finances we need to expand our business, we will continue to incur expenses relating to our efforts to raise capital that are disproportionately large relative to our revenue.

     Our net loss for 1999 would not have been significantly different from our net loss for 1998, except that at year-end we entered into a settlement agreement that resulted in an extraordinary gain of $550,000 for 1999. The agreement settled a litigation between Kingsley Coach and one of the companies
with which we were seeking to raise capital.   As a result of the
extraordinary income, we reported a net loss of $1,518 for 1999, compared to a net loss of $585,691 for 1998.

Liquidity and Capital Resources

     Kingsley Coach has only one contracted source of financing. That is the Agreement for Wholesale Financing that we made with Deutsche Financing Services on November 1, 1999. That Agreement contemplates loans to an aggregate of $500,000 for the purpose of purchasing inventory and components from vendors approved by the lender. The loans are secured by the inventory purchased. Terms of the credit must be negotiated with each advance. At March 31, 2001, we owed $440,710 under that agreement, on loans bearing interest at 12% to 13.5%.

     Deutsche Financing Services has also recently approved Kingsley Coach for a short term account receivable ("STAR") credit facility. Under the STAR program, Deutsche Financing will advance to us the cost of the chassis and body for a vehicle purchased by a qualified buyer, and take the receivable from the buyer as collateral for the loan. To date we have not used the STAR facility.

     At March 31, 2001 Kingsley Coach had a working capital deficit of $(390,053), an improvement of $83,422 from our deficit at the end of June, 2000. Our aggregate liabilities have been reduced by $85,205 in that period, as cash generated by operations has been used to reduce debt. At the same time, our stockholders' deficit has been reduced by our practice of issuing stock for services, which added approximately $109,000 to paid-in capital in the recent nine month period.

     While our working capital deficit is not healthy, we do not believe that it imperils our ability to sustain operations. In fact, Kingsley Coach has had a working capital deficit throughout the past two years, and has nevertheless sustained operations. The primary reason that we are able to function despite negative working capital is that most of our debt at March 31, 2001 was held by "friendly" creditors:

                                       Long-Term         Current
                                         Debt            Debt
                                       -----------------------------
     Wilbur Rimes(1)                 $         -         $ 395,290
     Verdo Lancaster(2)                        -            72,437
     Thor Manufacturing(3)                39,505                 -
     DRK, Inc. Affiliates(4)             536,839                 -
                                         -------           -------
     Affiliated Creditors             $  576,344         $ 467,727
     Deutsche Financing(5)               440,710                 -
                                        --------          --------
     All Creditors                    $1,017,054         $ 467,727
     _______________________________
     (1) Wilbur Rimes is the spouse of Catherine Rimes and son-in-law of Ralph Dickenson, both of whom are members of the Kingsley Coach Board of Directors.
     (2) Verdo Lancaster is a member of the Kingsley Coach Board of Directors.
     (3) Thor Manufacturing is under contract to manufacture our Camelot coaches.
     (4) DRK, Inc. is owned by Catherine Rimes and George Carlson, who are members of the Kingsley Coach Board of Directors. Amounts shown here are due to parties related to DRK.
     (5) Deutsche Financing Services finances our purchases from Thor America until the body enters our factory.

     Although our working capital deficit does not prevent us from carrying on operations, it remains a significant problem for Kingsley Coach, as it denies us the ability to finance significant growth internally. For that reason we are actively seeking a capital infusion of $2,000,000 to $5,000,000, which would provide us the funds needed to finance the substantial increase in our inventory levels necessary to sustain significant growth. At the present time, however, we have received no commitments, and we do not know what terms we may be able to acquire capital on, if any.

     Even if our search for capital is unsuccessful, we expect to work our way back to positive working capital through our operations alone. Since June 30, 2000 we have been operating profitably, and sales continue to grow. Our existing facilities are sufficient to permit us to produce 120 vehicles each year, which far exceeds the production schedule that our capital resources will permit. In addition, we have a record backlog at this time, and each order is accompanied by a cash downpayment. So, although a capital infusion is certainly desirable, and will be necessary if we are to take full advantage of the apparent demand for our product, we are cautiously confident of our ability to sustain operations from internally generated cash alone.

     Until the ramp-up in expenses during 2000 to meet anticipated increases in Camelot sales, our operations produced positive cash flow. In fiscal 1999 our operations produced $111,992 in cash. However, during the first nine months of calendar year 2000, operations generated a cash flow deficit of $604,026, primarily due to an increase of $522,894 in inventory as well as expenses attributable to increases in personnel and facilities in anticipation of Camelot sales. In the second and third quarters of this fiscal year, we reduced inventory by $112,231, and operations produced $591,648 in cash. Approximately half of that cash has been used to reduce our debt. Our cash flow, therefore, is essentially a function of how aggressively we grow. If we remain cash poor, we will hold production at a level that can be sustained by cash from sales and down payments. If funds become available, we will increase production.

     The Company is able to sustain operations for the indefinite future with its present resources. When cash is short, however, the only feasible method of sustaining operations is to delay production. This in turn slows growth and damages our marketing abilities. Accordingly, the Company is engaged in seeking sources of financing to enable the Company to fund the growth at a rate determined by market demand.


                             BUSINESS

     The Kingsley Coach

     The Kingsley Coach, Inc. is engaged in the business of manufacturing motorhomes under the tradename "Kingsley Coach." Until July, 2000 all of the motorhomes that we built were custom-designed. We now offer a series of standard models under the tradename "Camelot."

     The Kingsley Coach is an R.V. body mounted onto a stretched truck chassis. We open the back of the cab and weld the living quarters to the open frame, creating a walk-through vehicle with the safety of uni-body construction. The direct competitors of the Kingsley Coach are the Type A
Motorhomes.   But the construction and features of the Kingsley Coach
distinguish it from any motorhome on the road today:

      *   The walls, the floor and the roof are double-reinforced.

      * Up front is a Class 8 truck engine. We currently put a diesel engine producing up to 600 horsepower in each Kingsley Coach. It gets approximately 9.3 miles per gallon, and is rated to haul 85,000 pounds. The average Kingsley Coach weighs less than 38,000 pounds; so you always have power to spare when you want to attack a hill.

      * The combination of heavy-duty construction and high power engine gives you a stable, vibration-free, sway-free ride.

      * A Kingsley Coach can be serviced at almost any truck stop, whereas a conventional motorhome generally needs a motorhome mechanic.

      * The Kingsley Coach looks like a truck, but is as user-friendly as a sedan. It features automatic transmission, cruise control, a rear-view, back-up camera, and reserve tanks that hold up to a full week's supply of power and water.

     We have been selling the Kingsley Coach since 1996. Until the summer of 2000, however, all of the vehicles we sold were custom-made, often using the customer's own used truck. We intend to continue to offer customers the option of custom-designing their own Kingsley Coach. We expect, however, that customers will increasingly opt for one of the standard models we now offer in the Camelot series:

     Camelot Excalibur - 40' Model. This coach, offering 300 square feet of living space fully expanded, is our base model. It includes all of the features noted above plus a luxury, functionally designed interior, and is designed to compete effectively with the mid-range 40' RV models.

     Camelot SURV - 40' Model. The SURV allows the owner the luxury standards of the Excalibur, with the added convenience of a rear utility garage. The rear garage, measuring 17' by 8', offers over 140 square feet of utility space, with a rear-attached metal (roll-up or ramp) door for easy access. A drop-down bed is mounted to the wall, for use when you don't need the storage space. Lift the bed, however, and you have room for your motorcycles, your hot-air balloon, your snowmobiles - even your horses.

     Camelot Merlin - 45' Model.  The Merlin offers a full 360 square feet of
floor space.   It includes all of the features noted above plus a luxury, functionally designed interior, and is designed to compete effectively with the mid-range 45' RV models.

     In addition, we currently also offer a Kingsley Coach product directed exclusively to the long-haul trucking industry. Named "The Sleeper," the product is an example of our plan to expand our markets without straying from our core competencies. The Sleeper is a seamless 13-foot add-on to a high-end sleeper cab that offers the added space of an eight-by-three foot slide out. For the driver whose freight-haul configurations permit the addition of 5,000 pounds to his chassis, the Sleeper adds home-like comforts to his existing tractor. We expect the Sleeper to be attractive to trucking companies that face a nation-wide driver shortage and are searching for ways to attract good drivers. To date, we have produced three Sleepers on a custom basis.

     Custom Manufacturing

     Until this fiscal year, every Kingsley Coach has been custom-manufactured, often by conversion of a tractor previously owned and used by the customer. Our entry into assembly line manufacturing will lower our product cost substantially, and provide us access to a much wider market. We expect, however, that there will still be a number of our customers who will opt for a uniquely-designed product. So we will continue to offer customers the option of a Kingsley Coach designed entirely to their specifications.

     These "Roadmasters" will generally contain elaborate amenities, and retail for approximately 50% more than our standardized models. Because the market for $500,000 recreational vehicles is limited, however, we expect that production of the Roadmasters will not grow as rapidly as production of the Camelot series.

     Specialized Applications

     The same characteristics that make the Kingsley Coach attractive in the vacation market make it suitable for use in a wide variety of specialized applications. By way of examples, we have already designed Kingsley Coaches for use by:

      * Sports Teams. Within a single Kingsley Coach, we can provide sleeping space for 27, as well as room for the athletes to sit and stretch their legs. While this may not provide the pampering that an NBA team may expect, the comfort and luxury of a Kingsley Coach is a significant step up from the traditional bus for a traveling Arena Football team or a college soccer club, without a significant step up in price. To date, we have sold six Kingsley Coaches outfitted for sports teams.

      * Mobile Medical Services. Today, when disaster strikes, the medical team needs equipment right away. The power and spaciousness of a Kingsley Coach make it an ideal vehicle to carry that equipment into the next fire, flood or landslide. To date, we have sold one Kingsley Coach disaster unit.

      * Equestrian Teams. How do you get the horses to the meet in relative calm? Put them in a powerful, stable Kingsley Coach. The horses and the riders arrive, rested and ready.

     To date our marketing of these specialized applications has been sporadic, due to our limited resources. Our plan is that when the marketing of the Camelot Series has become stabilized, we will focus the attention of our in-house marketing staff on these and other specialized applications. We expect that many of the sales would entail multiple units - e.g. for an entire government fleet or for a sports league. So marketing should be relatively efficient.

     Production

     The production of a Kingsley Coach is conceptually simple:

      *   We contract for a truck chassis, made to order;
      *   We contract for an RV body, made to our specifications;
      * We fabricate a heavy-duty lower section for storage and stability;
      * We buy some miscellaneous off-the-shelf components (generators, tanks, inverters, and the like); and
      *   We bolt and weld it all together.

     The RV bodies we use are manufactured to our specifications by Thor
America, Inc.   Thor America is one of the largest fabricators of RV bodies in the U.S. Since September, 1998, the Company's principal offices and production facilities have been located on the premises of Thor America's facilities in Middleburg, Pennsylvania.

     The Agreement between Thor America and Kingsley Coach gives Thor America the exclusive right to manufacture RV bodies for Kingsley Coach until September 10, 2001, although Thor America can cancel the Agreement on ninety days notice. Thor America provides Kingsley Coach an 8,000 square foot manufacturing facility and a 2,500 square foot office and showroom facility on two acres of land, all of which is located on Thor America's factory site in Middleburg. For those premises, Kingsley Coach pays $1.00 per year and its allocated share of direct expenses.

     Kingsley Coach provides Thor America the specifications for each RV body. Upon completion, Thor America transfers the RV body to the Kingsley Coach portion of the facility. Kingsley Coach pays Thor America according to a price schedule fixed by Thor America from time to time. Kingsley Coach also pays an additional $5,000 per body to amortize loans of $275,000 that were made by Thor America to Kingsley Coach in 1999. Under the terms of the Agreement, the obligation to pay an additional $5,000 per body will continue for the term of the Agreement, regardless of when the loan is paid. However, Kingsley Coach and Thor America are currently negotiating regarding a revision of this particular covenant.

     Sales and Marketing

     To date, the Kingsley Coach has been marketed mostly by word of mouth, supplemented by occasional print ads in trucking and RV magazines and appearances at truck shows. Without the capital necessary to ramp up production, an aggressive marketing campaign would have been counterproductive. Nevertheless, the feedback we received from our appearances indicated that there is a substantial market available for our product.

     In July of this year, we initiated a nationwide marketing campaign by hiring a Director of National Sales and by retaining Typecase Multimedia, Inc. to manage our marketing and promotional efforts. Already we are making more promotional appearances at RV shows and upscale sporting events. These appearances are targeted to gain Kingsley Coach brand recognition among financially successful Baby Boomers. When financing becomes available, we will launch a multimedia campaign to achieve two primary goals: familiarizing our target market with the concept of the Kingsley Coach and building awareness of the Kingsley Coach brand. The theme of the campaign will be "luxury with power."

     The Kingsley Coach is sold directly and through a dealer network. To date, we have appointed exclusive dealers in Texas and eastern Florida, each of whom is required to sell three units during each 12 month period to retain its exclusivity. As our production capabilities become sufficient to service added demand, we will expand our network incrementally until it reaches nationwide. In the meanwhile, we have contracted with Four State Trucking of Joplin, Missouri to serve as our national dealer on a non-exclusive basis. Our agreement with Four States required Four States to pay a $300,000 deposit on the purchase of 50 units (i.e. $6,000 deposit per unit).

     No single customer accounted for more than 10% of the Company's sales during the year ended December 31, 1999 or during the transition period ended June 30, 2000.

     Backlog

     On July 5, 2001 our backlog was 12 units, representing approximately $2.5 million in potential sales.

     Competition

     The Class A Motorhome segment of the RV industry is dominated by five
manufacturers, who account for over   of annual domestic sales: Fleetwood,
Winnebago, Coachman, Monaco, and Thor. These competitors have two major advantages over The Kingsley Coach: name recognition and capital resources. The Kingsley Coach will attempt to compete with these established companies primarily on the basis of the unique advantages of a truck chassis: strength, serviceability, and safety.

     Research and Development

     Until July of 2000, we were still developing our products. Accordingly, research and development over the 2 1/2 years that ended on June 30, 2000 represented nearly 30% of sales. Research and development expenses totaled $330,000 in the 2000 transition period, $850,000 in 1999 and $600,000 in 1998.

     Employees

     Kingsley Coach currently employs 30 individuals. Eight are employed in administrative positions, one in sales and marketing, and 21 in production. None of our employees are members of a union. We believe that our relations with our employees are good.

     Our Facilities

     Our production facilities are located on the grounds of Thor America, Inc. Our arrangement with Thor America is described above. In addition, we have leased a 2,400 square foot body shop in Middleburg for a rental of $24,000 per year. The lease expires on February 28, 2005, but may be terminated by Kingsley Coach on 90 days notice. We also lease an office and showroom facility in Middleburg for a rental of $1,200 per month.

     Kingsley Coach also leases a production facility in Ramsey, Minnesota. The lease is on a month-to-month basis. At present, the Ramsey facility is used for engineering and design. However, we are in the process of moving a portion of our custom fabrication operations to Ramsey.


                             MANAGEMENT

     This table identifies our directors and executive officers. Directors serve until the next annual meeting of shareholders and until their successors are elected and qualify. Officers serve at the pleasure of the Board of Directors.

     Director Name    Age   Position with the Company   Since
     ----------------------------------------------------------
     Ralph Dickenson  61    Chairman (CEO, CFO)         1998
     Verdo Lancaster  63    Director                    1998
     Catherine Rimes  40    Director                    1998
     James Whitehead  58    Director                    1998
     George O.R.
      Carlson         60    Director                    2001

     Ralph Dickenson founded Kingsley Coach in 1996, and has served as its Chairman since that time. Except for the period from March of 2000 until March of 2001, Mr. Dickenson also served as our Chief Executive Officer. Mr. Dickenson is the father of Catherine Rimes, a member of the Board of Directors.

     Verdo Lancaster has been self-employed for the past five years as a gospel singer. Previously, Mr. Lancaster owned and operated a number of trailer home distributorships in Louisiana.

     Catherine Rimes has been self-employed as a horse rancher since 1998. From 1994 to 1997, Ms. Rimes served as President of Brake Alert, Inc., which was engaged in the business of manufacturing and marketing parts for
transportation equipment.    Ms. Rimes is the daughter of Ralph Dickenson, the
Chairman of Kingsley Coach, and the niece of George Carlson, a member of the Board of Directors.

     James Whitehead has for the many years served as co-owner and Manager of Whitehead Business Trucking Co.

     George O.R. Carlson is an engineer, who has been involved in the development of the Kingsley Coach since 1996. Mr. Carlson's services are provided to Kingsley Coach by DRK Enterprises pursuant to our Management Services Agreement with DRK. Mr. Carlson is the uncle of Catherine Rimes, a member of our Board of Directors.

Executive Compensation

     This table itemizes the compensation we paid to Terry A. Watkins for services rendered during the transition period ended June 30, 2000. Mr. Watkins served as our Chief Executive Officer from March 1, 2000 until February 28, 2001. There was no executive officers whose total salary and bonus for the fiscal year ended December 31, 1999 or the transition period ended June 30, 2000 exceeded $100,000.

                                                  Long-Term
                       Compensation             Compensation:
                    Year        Salary          Shares Granted
----------------------------------------------------------------
Terry A. Watkins     2000*      $33,000            0

          *   For the period March 1, 2000 to June 30, 2000 only.

     Upon the termination of Mr. Watkins employment by Kingsley Coach, Ralph Dickenson assumed the positions of Chief Executive Officer and Chief Financial Officer. Mr. Dickenson is paid a salary of $21,600 per year.

     Employment Agreements

     All of our employment arrangements with our executives are on an at will basis.

     Management Services Agreement

     Kingsley Coach is party to a Management Services Agreement dated May 7, 1999 with DRK, Inc. DRK is a Minnesota corporation whose office is located in the Kingsley Coach offices in Ramsey, Minnesota. The owners of DRK are Catherine Rimes and George O.R. Carlson, who are members of the Kingsley Coach Board of Directors. Ralph Dickenson acts, from time to time, as a business consultant to DRK.

     The Agreement provides that for the term of the Agreement, which expires on December 31, 2004, DRK will provide to Kingsley Coach all of its executive management services, including CEO, COO, Chief Marketing Officer and Chief Production Officer. In compensation, Kingsley Coach is required to pay DRK the greater of (a) DRK's out-of-pocket expenses incurred in providing the management personnel or (b) ten percent of Kingsley Coach's sales revenue. In addition, Kingsley Coach granted 2,000,000 shares of restricted stock to DRK, which DRK will retain only if Kingsley Coach achieves certain revenue and sales targets during the next five years.

     During the six months ended June 30, 2000, DRK provided to Kingsley
Coach the services of five non-officer employees. In compensation for those services, Kingsley Coach incurred an obligation to DRK in the amount of
$138,617.   During the nine months ended March 31, 2001, DRK provided to
Kingsley Coach the services of seven non-officer employees. In compensation for those services, Kingsley Coach incurred an obligation to DRK in the amount of $195,182.

     Kingsley Coach may terminate the Management Services Agreement at any time, but must upon termination purchase all shares of Kingsley Coach's stock owned by DRK for the greater of $5 million or fair market value. In addition, if Kingsley Coach does not achieve the revenue and profit targets set forth in the Agreement, Kingsley Coach may terminate the Management Services Agreement by paying DRK for its Kingsley Coach shares the greater of $3 million or fair market value.

     Stock Grants

     During 1999 Kingsley Coach followed a policy of compensating the members of its Board of Directors by issuing to them 50,000 shares of the Common Stock each year. Directors who were also officers of Kingsley Coach received 100,000 shares per year. The Board of Directors has terminated that policy. In October of 2000, the Board of Directors issued to each of its members an option to purchase 75,000 shares of Kingsley Coach's common stock. The option is exercisable at an average price of $.95 per share. The market price on the date of grant was $.43.

Other Transactions Between Kingsley Coach and its Management

     From time to time since Kingsley Coach was founded, Verdo Lancaster, a director of Kingsley Coach, has loaned funds to Kingsley Coach for working capital. The loan obligation is represented by a demand note with interest at 10%. Mr. Lancaster has agreed, however, that until December 15, 2002 he will require Kingsley Coach to pay interest only. The principal due on the loan is currently $80,000. Kingsley Coach's obligation to pay on demand another $200,000 that was loaned by Mr. Lancaster has been assigned by Mr. Lancaster to an officer of DRK, Inc., and is not subject to Mr. Lancaster's agreement regarding deferral of payment.

     In 1998 Wilbur Rimes, the husband of Catherine Rimes, a director of Kingsley Coach, purchased two Kingsley Coaches and then leased them back to Kingsley Coach, to be held for resale. Kingsley Coach gave Mr. Rimes a note in the principal amount of $502,000 bearing interest at 9% per annum, requiring a monthly payment of $6,474. The balance due on the note at June 30, 2000 was $428,654.

Limitation of Liability and Indemnification

     Our bylaws, as well as Delaware corporation law, provides that our directors and officers may be indemnified by us, at the discretion of our Board of Directors, against liabilities arising from their service as directors and officers. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.


                      PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the date of this prospectus by the following:

     * each shareholder known by us to own beneficially more than 5% of our common stock;

     *  Ralph Dickenson

     *  each of our directors; and

     *  all directors and executive officers as a group.

     There are 11,314,321 shares of our common stock outstanding on the date of this prospectus. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these "issuable" shares in the outstanding shares when we compute the percent ownership of any other person.

                         Amount and
                         Nature of
Name and Address         Beneficial          Percentage
 of Beneficial Owner(1)  Ownership           of Class
---------------------------------------------------------
Ralph Dickenson             75,000(3)         0.7%
Verdo Lancaster          1,190,961(3)        10.6%
Catherine Rimes          2,678,785(2)(3)     23.8%
James Whitehead            138,995(3)         1.2%
George Carlson           2,595,785(2)        23.2%

All officers and directors
 as a group (5 persons)  4,123,741           35.9%

DRK, Inc.                2,555,785(2)        22.8%
14010 Sunfish Lake Blvd.
Anoka, MN 55303

CLD Investor Relations,
 Inc.                    1,300,000(4)        10.5%
655-1 West Fulton St.
Sanford, FL 32771

Richard Fellows          1,086,907(5)         9.6%
88855 Old Tavernier Highway
Tavernier, FL 33070

Caleb Joshua Halley      1,000,000(6)         8.1%
1925 Dellwood Drive
Tallahassee, FL 32303

Matthew Dickenson          800,000(7)         7.1%
     ______________________________
     (1)  The address of each shareholder, unless otherwise noted, is c/o
          The Kingsley Coach, Inc., 64 Old Route 522, Middleburg, PA 17842
     (2) DRK, Inc. is a Minnesota corporation which received 2,000,000 shares pursuant to a Management Services Agreement with Kingsley Coach. The conditions under which the 2,000,000 shares may be cancelled by Kingsley Coach are discussed in "Management"above. Catherine Rimes and George Carlson each own 50% of the outstanding shares of DRK, and are thus deemed to be the beneficial owners of DRK's shares.
     (3)  Includes presently-exercisable option to purchase 75,000 shares.
     (4) Includes 1,000,000 shares that may be purchased upon exercise of an option granted by Kingsley Coach to CLD Investor Relations. The option may be exercised for 500,000 shares within 30 days of the date of this prospectus and for 500,000 shares within 60 days of the date of this prospectus.
     (5) Includes 300,000 shares owned by R&V of Islamorada Ltd., which is owned by Mr. Fellows and his wife.
     (6) Includes 1,000,000 shares that may be purchased by Mr. Halley upon exercise of an option granted by Kingsley Coach to Mr. Halley.
          The option may be exercised for 500,000 shares within 30 days of the date of this prospectus and for 500,000 shares within 60 days of the date of this prospectus.
     (7)  Includes 800,000 shares owned by CLD Investor Relations, Inc.
          R&V of Islamorada Ltd. and Stockholder Presentations Inc.
          Matthew Dickenson holds an irrevocable voting proxy with respect to those shares, but has no other rights or ownership with respect to those shares. Does not include the 2,000,000 additional shares for which Matthew Dickenson will hold an irrevocable voting proxy if CLD Investor Relations, Inc. and Caleb Joshua Halley exercise their options.

                  DESCRIPTION OF OUR SECURITIES

     Our authorized capital stock consists of 30,000,000 shares of common
stock and 5,000,000 shares of preferred stock.   There are 11,314,321 shares
of our common stock outstanding and no shares of preferred stock outstanding.

Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of common stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that Kingsley Coach is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders, if any. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The common stock was validly issued, fully paid and nonassessable.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the common stock is:

            American Registrar and Transfer Company
                         P.O. Box 1798
                    Salt Lake City, UT 84110

                      SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders. None of the selling shareholders owns any of our shares other than the shares they are offering by means of this prospectus, except that Patrick Condren owns 64,000 other shares, Jeannie Marie Michels owns 52,500 other shares,Richard Whitney owns 47,466 other shares, and CLD Investor Relations owns 300,000 other shares of common stock. In addition, a principal of R&V of Islamorada Ltd. owns shares of our common stock, as set forth earlier in this prospectus under "Principal Shareholders."

     The column labeled "Derivative Security" identifies the option, if any, that the selling shareholder may exercise to acquire the shares offering under this prospectus. The column labeled "Date of Issuance" identifies the date on which the selling shareholder acquired the derivative security, if any, or the common stock. The column labeled "Common Shares Offered" separately enumerates shares that are not owned on the date of this prospectus, but may be acquired and resold after this date through exercise of the derivative security. As each selling shareholder acquires and/or resells shares of common stock, we will file prospectus supplements as necessary to update the number of shares of common stock that each selling shareholder intends to sell, reflecting prior resales.

                                              Common Shares Offered
                       Derivative  Date of     Per Derivtive
Name                   Security    Issuance    Security              Total
----------------------------------------------------------------------------
R.S. Arndt & Co., Inc.          -    7/2/01                         200,000
Robert Brantl                   -    8/1/00                         140,000
CLD Investor Relations,
 Inc.                  Options(1)    7/5/01    1,000,000          1,000,000
Patrick Condren                 -    5/1/01                          88,000
Dirks and Company               -    7/1/01                          50,000
Garron Frantzen                 -   1/26/01                         200,000
Caleb Joshua Halley    Options(1)    7/3/01    1,000,000          1,000,000
Jeannie Marie Michels           -   1/26/01                         125,000
R&V of Islamorada Ltd.               7/3/01                         300,000
Ross Asset Management Limited   -   5/31/01                         502,344
Stockbroker Presentations, Inc.      7/3/01                         200,000
TypeCase Multimedia Inc.        -    7/2/01                         100,000
Richard Whitney                 -   1/26/01                         465,000
______________________________

(1) CLD Investor Relations, Inc. and Caleb Joshua Halley are each party to Option Agreements with Kingsley Coach. The Option Agreements provide that each of them may purchase 500,000 shares at $.15 per share during the 30 days following the date of this prospectus, and if they do so, each may purchase an additional 500,000 shares during the 60 days following the date of this prospectus at the greater of $.15 per share or 50% of the average closing bid for the common stock for the five days preceding exercise.

     We are registering the shares for resale by the selling shareholders in accordance with registration rights granted to the selling shareholders in our several contracts with them. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering. The selling shareholders will pay the fees and disbursements of their own counsel, as well as any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares. We have agreed to indemnify Dirks and Company, Inc. and some of its affiliates against certain liabilities, including liabilities under the Securities Act, in connection with this offering. In turn, Dirks and Company, Inc. has agreed to indemnify us and our directors and officers, as well as any person who controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors and officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Relationships with Kingsley Coach

     R.S. Arndt & Co., Inc. entered into a consulting agreement with Kingsley Coach in July, 2001. The agreement provides that R.S. Arndt & Co. will introduce to Kingsley Coach sources of capital investment, primarily from the investment banking community. In compensation for these services, Kingsley Coach issued 200,000 shares of common stock to R.S. Arndt & Company and agreed to issue an additional 100,000 shares on conclusion of the agreement. Pursuant to the consulting agreement, the 200,000 shares previously issued have been included in this prospectus.

     Robert Brantl is an attorney-at-law, who serves as the securities counsel for Kingsley Coach. Among other matters, Mr. Brantl has represented Kingsley Coach in connection with the preparation of this prospectus.
Pursuant to a retainer agreement dated August 1, 2000, Kingsley Coach has compensated Mr. Brantl for his services partially by payment of cash and partially by issuing 140,000 shares of common stock to him. 2,000 of these shares are valued on each Friday, based on the closing bid price on that date. The accumulated value of the shares is then an offset to bills rendered by Mr. Brantl for his services on behalf of Kingsley Coach. Pursuant to the retainer agreement, the 140,000 shares have been included in this prospectus. The retainer agreement further provides that if there is a period of 60 days when Mr. Brantl is unable to sell his shares publicly, either due to the absence of an effective prospectus or due to the absence of a trading market, Mr. Brantl has the option to sell the shares to Kingsley Coach for the amount they have been valued under the retainer agreement.

     CLD Investor Relations, Inc. entered into a consulting agreement with Kingsley Coach on July 5, 2001. Pursuant to the agreement, CLD agreed to introduce Kingsley Coach to participants in the investment banking industry that could provide capital to Kingsley Coach. In consideration of these services, Kingsley Coach committed to issue 450,000 shares of its common stock and an option for 1,000,000 shares to CLD Investor Relations, Inc.
The shares issuable upon exercise of that option are included in this prospectus pursuant to the terms of the consulting agreement. The option agreement provides that, if it is exercised, CLD Investor Relations must give an irrevocable voting proxy for the shares to Matthew Dickenson, the son of the Chairman of Kingsley Coach. CLD Investor Relations is owned by Byron Rambo, a certified public accountant in the State of Florida. Neither CLD Investor Relations nor Mr. Rambo have had any prior relationship with Kingsley Coach.

     Patrick Condren entered into a "General Business Consulting" Agreement with Kingsley Coach on May 1, 2001. The Agreement provides that Mr. Condren will advise Kingsley Coach in connection with business plans, marketing, manufacturing, trade shows and general corporate matters. In compensation, Kingsley Coach will pay Mr. Condren an annual fee of $24,000 and will issue 30,000 shares of common stock to Mr. Condren every six months. The agreement may be terminated on thirty days notice. Previously, Mr. Condren was party to a "Consulting Agreement" with Kingsley Coach dated July 16, 2000. The Consulting Agreement provided that Mr. Condren would provide management consulting services to the Chairman and CEO of Kingsley Coach. Kingsley Coach paid Mr. Condren a fee of $90 per hour for his services, payable half in cash and half in common stock valued at 50% of the previous month's average closing price per share. Kingsley Coach also agreed to issue 50,000 shares of common stock to Mr. Condren. Pursuant to the Consulting Agreement, 88,000 of the shares issued under that Consulting Agreement have been included in this prospectus. Prior to entering into the Consulting Agreement, Mr. Condren had served from time to time since 1998 as a consultant to Kingsley Coach. He received fees of either $2,000 or $3,000 per month for his services, and was issued 150,000 shares of Kingsley Coach common stock.

     Dirks and Company, Inc. entered into a consulting agreement with Kingsley Coach on July 1, 2001. The Agreement provides that Dirks and Company will advise Kingsley Coach regarding corporate finance, financial public relations, acquisitions, and related matters. In compensation for these services, Kingsley Coach issued 50,000 shares of common stock to Dirks and Company. Pursuant to the Agreement, the 50,000 shares have been included in this prospectus.

     Garron Frantzen entered into a Debt Settlement Agreement with Kingsley Coach and Ralph Dickenson on January 26, 2001. The claim settled in the Agreement arose because in 1998 Mr. Frantzen placed a deposit of $100,000 for the purchase of a Kingsley Coach. When Mr. Frantzen demanded repayment of his deposit, Ralph Dickenson personally gave Mr. Frantzen a promissory note in the amount of $100,000. The Debt Settlement Agreement provided that Mr. Frantzen would release that liability in exchange for 200,000 shares of Kingsley Coach common stock. Pursuant to the Agreement, the 200,000 shares have been included in this prospectus. In the event that Mr. Frantzen does not realize at least $107,000 from the sale of the shares, Kingsley Coach will pay him the shortfall. Mr. Frantzen also gave Kingsley Coach an option to purchase any amount of the 200,000 shares by paying to him $107,000 less all proceeds he has realized from sale of the shares.

     Caleb Joshua Halley was granted the option described above as assignee from Corporate Service Providers, Inc. Corporate Service Providers is owned by Roy Meadows, who is a business associate of Richard Fellows, who is the stepfather of Caleb Joshua Halley. Corporate Service Providers received the option pursuant to a consulting agreement with Kingsley Coach dated July 3, 2001. Pursuant to the agreement, Corporate Service Providers agreed to introduce Kingsley Coach to participants in the investment banking industry that could provide capital to Kingsley Coach. In consideration of these services, Kingsley Coach agreed to issue 500,000 shares of its common stock to Corporate Service Providers and the option assigned to Caleb Joshua Halley. The shares issuable upon exercise of that option are included in this prospectus pursuant to the terms of the consulting agreement. The option agreement provides that, if it is exercised, Caleb Joshua Halley must give an irrevocable voting proxy for the shares to Matthew Dickenson, the son of the Chairman of Kingsley Coach. Caleb Joshua Halley had no prior relationship with Kingsley Coach.

     Jeannie Marie Michels entered into a Debt Settlement Agreement with Kingsley Coach on January 26, 2001. The debt settled in the Agreement arose when Ms. Michels loaned $50,000 to Kingsley Coach in March and April of 2000. Ms. Michels agreed to forgive the loan in exchange for 125,000 shares of Kingsley Coach common stock. Pursuant to the Agreement, the 125,000 shares have been included in this prospectus. Since the formation of Kingsley Coach, Ms. Michels has been employed by DRK, Inc. and served Kingsley Coach as Assistant to the Chairman, under the Management Services Agreement between DRK and Kingsley Coach.

     R&V of Islamorada Ltd. received 300,000 shares as assignee from Corporate Service Providers, Inc. Corporate Service Providers is owned by Roy Meadows, who is a business associate of Richard Fellows, who owns R&V of Islamorada with his wife. Corporate Service Providers received the 300,000 shares pursuant to a consulting agreement with Kingsley Coach dated July 3, 2001. Pursuant to the agreement, Corporate Service Providers agreed to introduce Kingsley Coach to participants in the investment banking industry that could provide capital to Kingsley Coach. In consideration of these services, Kingsley Coach agreed to issue to Corporate Service Providers option for 1,000,000 shares as well as 500,000 shares of its common stock, including the 300,000 shares that were assigned to R&V of Islamorada. The shares are included in this prospectus pursuant to the terms of the consulting agreement. R&V of Islamorada has given an irrevocable voting proxy for the shares to Matthew Dickenson, the son of the Chairman of Kingsley Coach. R&V of Islamorada Ltd. had no prior relationship with Kingsley Coach.

     Ross Asset Management Limited purchased 502,344 shares of common stock from Kingsley Coach in May, 2001 for $75,000. Kingsley Coach agreed to include the 502,344 shares in this prospectus, as part of the purchase transaction. Ross Asset Management is an investment fund located in New Zealand, which has had no previous relationship with Kingsley Coach.

     Stockbroker Presentations, Inc. received 200,000 shares as assignee from Corporate Service Providers, Inc. Corporate Service Providers is owned by Roy Meadows, who is also the owner and President of Stockbroker Presentations, Inc. Corporate Service Providers received the 200,000 shares pursuant to a consulting agreement with Kingsley Coach dated July 3, 2001. Pursuant to the agreement, Corporate Service Providers agreed to introduce Kingsley Coach to participants in the investment banking industry that could provide capital to Kingsley Coach. In consideration of these services, Kingsley Coach agreed to issue to Corporate Service Providers an option for 1,000,000 shares as well as 500,000 shares of its common stock, including the 200,000 shares that were assigned to Stockbroker Presentations, Inc. The shares are included in this prospectus pursuant to the terms of the consulting agreement. Stockbroker Presentations, Inc. has given an irrevocable voting proxy for the shares to Matthew Dickenson, the son of the Chairman of Kingsley Coach. Stockbroker Presentations, Inc. had no prior relationship with Kingsley Coach.

     TypeCase Multimedia, Inc. is a Tennessee corporation engaged in the business of providing marketing services. On July 2, 2001 TypeCase entered into a "Consulting Services Agreement" with Kingsley Coach. TypeCase agreed that it would assist Kingsley Coach in developing and implementing a marketing strategy for its product line. In compensation for the services, Kingsley Coach issued 100,000 shares of its common stock to TypeCase, and included those 100,000 shares in this prospectus.

     Richard Whitney entered into a Debt Settlement Agreement with Kingsley Coach on January 26, 2001. The debt settled in the Agreement arose when Mr. Whitney loaned $200,000 to Kingsley Coach in March, 2000. Mr. Whitney agreed to forgive the loan in exchange for 465,000 shares of Kingsley Coach common stock. Pursuant to the Agreement, the 465,000 shares have been included in this prospectus. Since the formation of Kingsley Coach, Mr. Whitney has provided operational services to Kingsley Coach as a consultant, and these services have been provided to Kingsley Coach by DRK Enterprises pursuant to the Management Services Agreement between Kingsley Coach and DRK.

Plan of Distribution

     The selling shareholders may sell shares from time to time in public transactions, on or off the OTC Bulletin Board, or in private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:


     - ordinary brokers' transactions;
     - transactions involving cross or block trades
     - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     - "at the market" to or through market makers or into an existing market for our common stock;
     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     - in privately negotiated transactions; or
     - to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders may also sell shares short and deliver the shares to close out the short position. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholders may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholders may select, or any broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker or dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholders that, during any time when they are engaged in a distribution of the shares, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholders' sale of their common stock.

                          LEGAL MATTERS

     The validity of the common stock which the thirteen shareholders are selling by means of this prospectus has been passed upon by our counsel, Robert Brantl, Esq., 322 Fourth Street, Brooklyn, New York 11215. Mr. Brantl owns 140,000 shares of our common stock, which he received in compensation for his services, including services in connection with preparation of this prospectus. Mr. Brantl is one of the selling shareholders identified in this prospectus.

                             EXPERTS

     The financial statements included in this prospectus and in the registration statement have been audited by Mantyla McReynolds, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                      ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

     We do not currently send annual reports to our shareholders, due to the expense involved. Until our resources permit, we do not expect to send annual reports unless we are soliciting proxies for an annual meeting of shareholders. You may, however, obtain a copy of our annual or our quarterly report to the Commission by writing to us at our executive offices.

                  INDEX TO FINANCIAL STATEMENTS

 I. Audited Financial Statements for the Six Months Ended June 30, 2000 and for the Years Ended December 31, 1999 and 1998
                                                             Pages
       Report of Independent Auditors                         F-1

       Balance Sheet                                          F-2

       Statements of Operations                               F-4

       Statements of Stockholders' Deficit                    F-5

       Statements of Cash Flows                               F-6

       Notes to Financial Statements                          F-8


 II.   Unaudited Financial Statements for the Nine
       Months Ended March 31, 2001 and 2000

       Balance Sheet                                          F-18

       Statements of Operations                               F-20

       Statement of Stockholders Deficit                      F-21

       Statements of Cash Flows                               F-22

       Notes to Financial Statements                          F-24

                   Independent Auditors' Report


The Board of Directors and Shareholders
The Kingsley Coach, Inc.


We have audited the accompanying balance sheet of The Kingsley Coach, Inc., as of June 30, 2000, and the related statements of operations, stockholders' deficit, and cash flows for the six and twelve month periods ended June 30, 2000, December 31, 1999 and December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Kingsley Coach, Inc. as of June 30, 2000, and the results of operations and cash flows for the six and twelve month periods ended June 30, 2000, December 31, 1999 and December 31, 1998, in conformity with generally accepted accounting principles.


Mantyla McReynolds
Salt Lake City, Utah
August 22, 2000


                    The Kingsley Coach, Inc.
                          Balance Sheet
                          June 30, 2000


                              ASSETS


Current Assets:

   Cash                              $   105,540
   Accounts receivable (net of
    allowance of $11,655)                 84,587
   Inventory - Note 11                 1,180,547
                                       ---------
     Total Current Assets              1,370,674

Property & Equipment, net - Note 8       193,503

Other Assets:
   Prepaid expense - Note 14             450,744
   Deposits                                3,650
                                       ---------
     Total Other Assets                  454,394


TOTAL ASSETS                         $ 2,018,571
                                       =========

See accompanying notes to financial statements

                    The Kingsley Coach, Inc.
                   Balance Sheet [continued]
                         June 30, 2000

              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:

   Accounts payable                  $   103,032
   Accrued liabilities                    38,511
   Payroll taxes payable                  49,492
   Customer deposits-Note 5              545,000
   Note payable-manufacturer-Note 9       94,505
   Note payable-inventory-Note 16        459,475
   Note payable-related parties-Note 17  250,000
   Unearned revenue-Note 15              250,000
   Current portion long-term
    debt-Note 10                          54,134
                                      ----------
     Total Current Liabilities         1,844,149

Long-Term Liabilities:

   Notes payable-Note 10                 521,201
   Note payable-shareholder-Note 4       137,846
   Less current portion long-term debt   (54,134)
                                         -------
     Total Long-Term Liabilities         604,913
                                         -------
     Total Liabilities                 2,449,062

Stockholders' Deficit-Note 7
   Preferred stock, $.0001 par value;
    authorized 5,000,000 shares; issued and
    outstanding -0- shares                     -
   Common stock, $.00001 par value;
    authorized 30,000,000 shares; issued
    and outstanding 8,403,977                 84
   Additional paid-in capital          1,401,072
                                       ---------
   Accumulated Deficit                (1,831,647)
                                       ---------
     Total Stockholders' Deficit        (430,491)
                                       ---------
TOTAL LIABILITIES AND
   STOCKHOLDERS' DEFICIT             $ 2,018,571
                                       =========


See accompanying notes to financial statements


                    The Kingsley Coach, Inc.
                    Statements of Operations
       For the six month and twelve month periods ended
              June 30, 2000 and December 31, 1999


                                        2000         1999            1998
 Revenues:

   Sales                           $ 1,129,976   $ 2,810,632     $ 2,046,121
   Cost of Sales                      (705,683)   (1,919,851)     (1,787,792)
                                     ---------------------------------------
   Gross Margin                        424,293       890,781         258,329

General and administrative expenses    944,935      1,315,383        757,192
                                     ---------------------------------------
     Net Loss from Operations         (520,642)      (424,602)      (498,863)

Other Income/(Expense):
   Rental income                             -              -         29,800
   Interest expense                    (59,927)      (104,190)      (116,628)
   Loss on disposal of assets                -        (22,726)             -
                                     ---------------------------------------
     Total Other Income/(Expense)      (59,927)      (126,916)       (86,828)
                                     ---------------------------------------
Net Loss Before Taxes                 (580,569)      (551,518)      (585,691)

   Income taxes                              -              -              -

Extraordinary income - Note 13               -        550,000              -
                                     ---------------------------------------
Net Loss                           $  (580,569)  $     (1,518)   $  (585,691)
                                     =======================================
Loss Per Share                     $      (.07)  $       (.01)   $      (.08)
                                     =======================================
Weighted Average Shares Outstanding  8,174,043      6,475,422      7,416,677
                                     =======================================

See accompanying notes to financial statements.


                    The Kingsley Coach, Inc.
              Statements of Stockholders' Deficit
       For the six month and twelve month periods ended
     June 30, 2000, December 31, 1999 and December 31, 1998


                                         Addt'l   Accum-    Total
                        Shares   Common  Paid-in  ulated    Stockholders'
                        Issued   Stock   Capital  Deficit   Deficit
-----------------------------------------------------------------------------
Balance, December 31,
 1997                7,300,010   $   73 $  163,906  $  (663,869) $  (499,890)
Issued stock for
 services            2,800,000       28     27,972                    28,000
Net Loss for the
 Year Ended December
 31, 1998                                              (585,691)    (585,691)
                     -------------------------------------------------------
Balance, December 31,
 1998               10,100,010   $  101 $  191,878  $(1,249,560) $(1,057,581)
Issued stock for
 services            1,301,000       14    195,138                  195,152
Issued stock for
 property            1,000,000       10    149,990                  150,000
Issued stock for
 management services
 contract            2,000,000       20    378,080                  378,100
Issued stock for
 services              100,000        1     68,699                   68,700
Reverse split 1 for
 2 shares           (7,250,483)     (73)        73                        -
Net Loss for the
 Year Ended December
 31, 1999                                                (1,518)      (1,518)
                     -------------------------------------------------------
Balance, December 31,
 1999                7,250,527   $   73  $ 983,858  $(1,251,078)  $ (267,147)
Issued stock for
 liabilities           955,000        9    317,991                   318,000
Issued stock for
 services              198,450        2     99,223                    99,225
Net Loss for the six
 months ended June 30,
 2000                                                  (580,569)    (580,569)
                    --------------------------------------------------------
Balance, June 30,
 2000               8,403,977    $   84  $1,401,072 $(1,831,647)   $(430,491)
                    ========================================================

See accompanying notes to financial statements.

                    The Kingsley Coach, Inc.
                     Statements of Cash Flows
       For the six month and twelve month periods ended
     June 30, 2000, December 31, 1999 and December 31, 1998



                                             2000         1999        1998
                                          -----------------------------------
Cash Flows Provided by/(Used for)
   Operating Activities

Net Loss                                  $ (580,569) $ (1,518)  $ (585,691)

 Adjustments to reconcile net income
   to net cash provided by operating
   activities:

   Depreciation and amortization              10,482    72,835       21,217
   Bad debt expense                           11,655     5,500            -
   Loss on disposal of assets                      -    22,726            -
   Gain on legal settlement                        -  (550,000)           -


   Issued stock for services                  99,225   173,050       28,000
   Decrease (increase) in prepaid expenses   140,146  (164,000)           -
   Decrease (increase) in accounts
    receivable                               (68,110)  (10,673)      52,507
   Decrease in other receivable              550,000         -       16,571
   Decrease (increase) in inventory         (445,188)   64,814     (417,255)
   Increase (decrease)in payroll
    liabilities                               (3,958)    8,854        3,755
   Increase (decrease)in accounts payable    (76,172)   33,867      142,715
   Increase in deferred revenue              250,000         -            -
   Increase in accrued liabilities            (6,518)   264,771      22,087
   Increase (decrease)in customer deposits  (187,634)   191,766     339,368
                                             ------------------------------
     Net Cash Provided by/(used for)
     Operating Activities                   (306,641)   111,992    (376,726)

Cash Flows Provided by/(Used for)
   Investing Activities

   Acquisition of property and equipment      (3,740)    (5,113)    (90,568)
                                             ------------------------------
Net Cash Used for Investing Activities        (3,740)    (5,113)    (90,568)


Cash Flows Provided by/(Used for) Financing
   Activities

   Principal increase in notes payable       802,022     75,000     508,317
   Investment by shareholder                       -          -      15,441
   Principal payments/reductions            (463,830)  (171,874)          -
                                             ------------------------------
     Net Cash Provided by Financing
      Activities                             338,192    (96,874)    523,757
                                             ------------------------------
          Net Increase/(Decrease) in Cash     27,811     10,005      56,464

Beginning Cash Balance                        77,729     67,724      11,260
                                             ------------------------------
Ending Cash Balance                       $  105,540  $  77,729   $  67,724
                                             ==============================
Supplemental Disclosures
   Interest paid                          $   59,927  $ 104,190   $ 116,628
   Income taxes paid                               -          -           -
   Stock issued for assets                         -    576,890           -
   Stock issued for liabilities              318,000          -           -



See accompanying notes to financial statements.

                    The Kingsley Coach, Inc.
                 Notes to Financial Statements
                         June 30, 2000

Note 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a) Organization

          The Kingsley Coach, Inc., ("Company") incorporated under the laws of the State of Utah in 1980 as Micro-Hydro Power, Inc. [MHP]. MHP changed its domicile from the State of Utah to the State of Delaware by merging with and into its wholly-owned subsidiary, Micro-Hydro Power, Inc., a Delaware corporation in December of 1997. MHP was essentially dormant for ten years until an Agreement and Plan of Reorganization was executed on December 18, 1998, between MHP and The Kingsley Coach, LLC, a Louisiana limited liability company [Kingsley]. The result was the acquisition of the assets and liabilities of Kingsley, also known as a reverse acquisition, accounted for herein on the purchase basis. Kingsley is a manufacturer of customized luxury recreational and commercial vehicles known as The Kingsley Coach. With the acquisition of Kingsley, MHP changed its name to The Kingsley Coach, Inc.The Company has changed from a calendar year to a fiscal year ended June 30. This change is made to more closely match reporting in the industry.

      The financial statements of the Company have been prepared in accordance with generally accepted accounting principles. The following summarizes the more significant of such policies:

      (b) Income Taxes

          The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109 [the Statement], "Accounting for Income Taxes." The Statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

      (c) Net Loss Per Common Share

          Net loss per common share is based on the weighted-average number of shares outstanding. In accordance with Financial Accounting Standards No. 128, "Earnings Per Share," basic loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method. There are no common stock equivalents (common stock warrants) to be included in the computation of loss per share for the periods presented.

      (d) Statement of Cash Flows

          For purposes of the statements of cash flows, the Company considers cash on deposit in banks to be cash. The Company has $105,540 cash at June 30, 2000.

      (e) Use of Estimates in Preparation of Financial Statements

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      f)  Property and Equipment

          Property and equipment are stated at cost. Depreciation is provided using the straight-line and modified accelerated cost recovery (income tax) basis over the useful lives of the related assets. Expenditures for maintenance and repairs are charged to expense as incurred.

      (g) Inventory

          Inventory consists of parts, work-in-process, and finished units. Inventory is valued at the lower of cost or market using the first-in first-out (FIFO) costing method.

Note 2.   LIQUIDITY

          The Company has accumulated losses through June 30, 2000 amounting to $1,831,647, and has a net working capital deficiency of $473,475 at June 30, 2000. However, in Management's opinion, the Company expended substantial amounts for non-recurring development costs through June 2000 in the refinement of its product and production methods. The Company does not believe that similar costs will be necessary in the future. Further, the Company believes standard product design and methods will permit increased productivity in future years. Additionally, the Company entered a purchase agreement (see Note 15) which represents a commitment for 50 additional units to be produced in the next 18 months.

          To meet working capital needs, the Company has established a $500,000 line of credit to be used in production. The Company has issued shares of common stock for services of a professional firm which will assist in developing and marketing its product. Management plans also include additional issuances of shares of common stock for production capital; however, they do not believe such issuance will become necessary for the Company to continue operations or to meet its current obligations.

Note 3.   INCOME TAXES

          The Company adopted Statement No. 109 as of April 1, 1993. Prior years' financial statements have not been restated to apply the provisions of Statement No. 109. No provision has been made in the financial statements for income taxes because the Company has accumulated substantial losses from operations.

          The tax effects of temporary differences that give rise to significant portions of the deferred tax asset at June 30, 2000 have no impact on the financial position of the Company. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Because of the lack of taxable earnings history, the Company has established a valuation allowance for all future deductible temporary differences.


Deferred tax assets                         Balance      Tax     Rate
----------------------------------------------------------------------

Loss carryforward (expires through 2020)    $ 948,939  $ 322,639   34%
Valuation allowance                                     (322,639)
                                                        --------
          Deferred tax asset                           $       -
                                                        ========

      The valuation allowance has increased $196,877 from $125,762 in the prior year.


Note 4.   RELATED PARTY TRANSACTIONS/STOCKHOLDER  LOANS

          To pay for the original development and formation of The Kingsley Coach, LLC, and to fund ongoing operating expenses, a shareholder/officer advanced funds to the Company as evidenced by executed notes. During the six months ended June 30, 2000, the Company paid the shareholder approximately $200,000. Another shareholder has been assigned (see Note 17) an additional $200,000 of this liability thus reducing the balance due to this shareholder to $137,846. The terms of the obligation require interest only payments at 10%, with the principal balance due 12/15/02.

Note 5.   CUSTOMER DEPOSITS

          When a customer signs a contract to have the Company manufacture a Kingsley Coach ("Coach"), a deposit or down payment is required of the customer. The amount of deposit varies based on the terms of the contract. The Company treats these deposits as unearned revenue until the Coach is delivered to the customer. At June 30, 2000, deposits had been collected on 13 Coaches in various stages of completion.

Note 6.   PREFERRED STOCK

          The Certificate of Incorporation of Micro-Hydro Power, Inc., a Delaware corporation, authorizes the issuance of 5,000,000 shares of $.0001 par value preferred stock. The Board of Directors may issue the shares in series and may designate the powers, preferences and rights of such shares by resolution, without the vote of stockholders. No shares are issued and outstanding as of June 30, 2000.

Note 7.   PLAN OF REORGANIZATION/ISSUANCE OF STOCK

          As referenced in Note 1 the Agreement and Plan of Reorganization set forth that Micro-Hydro Power would issue 7,000,000 shares to equity interest holders of Kingsley. At the time of said issuance, Micro-Hydro Power had 300,010 shares outstanding and issued additional shares as follows: (1) 300,000 pre-split shares of common stock to individuals including directors and executive officers who have provided non-capital raising services to the Company, pursuant to Form S-8 filed on or about December 18, 1998 with the Securities and Exchange Commission; (2) 100,000 "restricted securities" for other services rendered; and (3), 2,400,000 "restricted securities" (approximately 80% of which to be held in escrow subject to funding of the reorganized Company through the sale of an additional 2,000,000 pre-split shares of "restricted securities" in consideration of $2,000,000).

          In January, 1999, the Company resolved to compensate its directors and officers, on an annual basis, by issuing 50,000 "restricted" common shares. These shares would be restricted for one year. In February, 1999, 600,000 pre-split shares were issued to said officers and directors for services in 1999 and 2000, valued at $0.15 per share for a total of $90,000.

          Approximately $22,500 has been charged to the six month period ending June 30, 2000, and $22,500 has been deferred to be charged against June 30, 2001 earnings.

          Also in January, 1999, the board authorized and directed the Company to issue 75,000 pre-split shares of "restricted " common stock to a related party as compensation for services promoting public awareness of the Company. The value of this service has been recorded at $0.15 per share or $11,250.

          In February, 1999, the Company issued 626,000 "restricted" pre-split common shares to certain employees and affiliates of the Company for services rendered. These shares were valued at $.15 per share, or $93,900.

          On September 17, 1999, the Company issued 100,000 tradable, pre-split common shares to a consultant as compensation for future services to be rendered beyond involvement in capital raising or secondary offering activities, valued at $.687 per share or $68,700. Approximately $22,900 has been deferred to be charged against June 30, 2001 earnings.

          In November, 1999, the Company effected a reverse split of all outstanding common shares on a 1 for 2 (1:2) basis while retaining the statedpar value of $.00001 and authorized shares; all fractional shares being rounded up to the nearest whole share with appropriate adjustments being made in the additional paid-in capital and stated capital accounts of Company.

          On December 13, 1999, the Company resolved to compensate six professionals with common stock in lieu of cash. As of December 31, 1999, a liability was accrued for $318,000 as the amount of which the value would not exceed. Approximately half of the services were provided in 1999 and the balance was to be provided in 2000. On January 6, 2000, the Company filed a Form S-8 statement under the Securities Act of 1933 to register 955,000 shares of common stock
          which were issued in satisfaction of this liability.   The Company has
          deferred $79,500 to be charged to 2001 expenses.

          In March, 2000, the Company issued 198,450 shares of common stock to approximately 75 individuals for various services. The shares are restricted and have been valued at $.50 per share, or $99,225.

Note 8.   PROPERTY AND EQUIPMENT

          The major classes of assets as of the balance sheet date are as follows:

                                 Accumulated
Asset Class          Cost        Depreciation     Net Book  Method/Life
----------------------------------------------------------------------
Furniture            $  1,329   $   (632)      $    697     MACRS/7
Electronic Equipment    4,840     (2,981)         1,859     MACRS/5
Tools                  98,033    (58,663)        39,370     MACRS/5
Leasehold Improvements  2,357        (30)         2,327     SL/39
Intangible property   150,000       (750)       149,250     Per unit prod
                      ---------------------------------
          Total      $256,559   $(63,056)      $193,503
                      =================================

          Depreciation expense was $10,482, for the six months ended June 30, 2000, and $30,824 for 1999.

          In May of 1999, the Company acquired intellectual property from a related party (DRK, Inc., or "DRK"), which shares common ownership with the Company, representing 100%of the rights to an extended sleeper cab with slide-outs, unique in the trucking industry. The rights to the intellectual property were purchased for 1,000,000 pre-split shares of restricted common stock. The asset was valued at $0.15 per share for a total of $150,000. This cost is being amortized at $250 per unit over an estimated 600 units to be produced in the next eight to ten years. No units were produced in 1999. Three units were produced in the first six months of 2000.

Note 9.   PLANT LEASE/NOTE PAYABLE

          In January, 1999, the Company relocated its production facility to Middleburg, Pennsylvania, to a plant that is shared by a subcontractor who participates in the production of Kingsley Coaches. The Company entered into an agreement for a period of three years with annual rent charges of $1 plus a prorated share of common expenses such as taxes and insurance. Prior to relocation, the Company leased a facility in Houston, Texas, on a month-to-month basis. The Company is leasing additional office/operating space, in Middleburg, on a month-to-month basis for approximately $3,357 per month. Total rent paid for the periods ended June 30, 2000 and 1999 were $23,701 and $43,144.

          In connection with the plant lease, the Company accepted a loan for $200,000 from the subcontractor and granted it exclusive recreational vehicle manufacturing rights for the agreement period (effective September 10, 1998 for three years). Repayment of the loan is based on a $5,000 per body charge to be billed as units are built for Kingsley. In 1999, an additional $75,000 was loaned to the Company. The loan balance has been reduced to $94,505 as of June 30, 2000 due to production activity. In the event that the loan is not repaid through the per-body charge, it is payable on demand. The loan is non-interest bearing.

Note 10.  NOTES PAYABLE

          A relative of an officer of the Company has purchased several Kingsley Coaches. In 1998, he sold two back to the Company in exchange for a note. The note, dated May 1, 1998, bears interest at 9% and has a monthly payment of $6,474. The original amount of the note was $502,000. The Company repaid approximately $36,214 during 1999 and $18,995 during the six months ended June 30, 2000. The balance due as of June 30, 2000, is $428,654. The two Kingsley Coaches are still owned by the Company as of June 30, 2000. The two Kingsleys are being used as a demonstrator models and are available for sale.

          The Company has a note payable to a finance company related to the purchase of inventory. The terms require monthly payments of $2,164, for 60 months, through June 2005. The effective interest rate on this note is approximately 14.5%. The total due as of June 30, 2000, is $92,547.

          Scheduled maturities on these two notes are as follows:

                    Year Ending June 30:        Amount

                                 2001           $  54,134
                                 2002              60,030
                                 2003              66,624
                                 2004              73,977
                  2005 and thereafter             266,436
                                                  -------
                                                $ 521,201
                                                  =======
Note 11.  INVENTORY

          As of June 30, 2000, inventory consists of parts, work-in-process, and finished units. Most parts are purchased and charged to the job. However, other items are purchased in bulk and can be used on all Kingsleys. As of June 30, 2000, cost approximates market value and no adjustment has been recorded. Work-in-process inventory consists of several Kingsley Coaches at various stages of production. Total inventory as of June 30, 2000 is as follows:

                    Parts inventory          $     57,319
                    Work-in-process               621,228
                    Finished Units/Demos          502,000
                                                ---------
                                             $  1,180,547
                                                =========
Note 12.  LEGAL CONTINGENCIES

          The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management and legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.

          On March 1, 1999, a lawsuit was filed against the Company in the Supreme Court of Maricopa County, Arizona, alleging that an individual, on behalf of Kingsley, contracted with a consultant to provide certain "management services" in exchange for 15,000 shares of free trading Kingsley common stock. The plaintiff further alleges that Kingsley failed to pay the 15,000 shares of stock, and is seeking approximately $52,000 in damages, plus attorney fees. The Company maintains that the individual had no authority to execute on its behalf and further that "management services" were not provided.

Note 13.  LEGAL SETTLEMENT/SUBSEQUENT EVENT

          On August 16, 1999, the Company was served with a lawsuit alleging that consultants (Plaintiffs) located investors and investment opportunities for the Company, but that the Company did not cooperate in finalizing these investments, and as a result, the Plaintiffs were injured and could not receive common stock of the Company being held in escrow for their benefit (see Note7). The Company counterclaimed against the Plaintiff, and subsequently reached a settlement of all related claims and causes. The terms of the settlement provided that The Kingsley Coach, Inc., would receive $550,000, payable from the proceeds of the sale of stock which had been placed in escrow in the previous agreement. 550,000 post-split shares of Kingsley stock were placed with an escrow agent designated by the Company. Plaintiffs were to execute an irrevocable stock power allowing said escrow agent to sell the stock as directed by Plaintiffs, provided that any sale should be at a price not less than $1.00 per share; the first $1.00 per share of sales proceeds to be remitted to the Company and any excess over $1.00 to be remitted to Plaintiffs. The Company was to be responsible for payment of escrow fees and costs. Any unsold shares in escrow, after 90 days from the settlement date, should revert to The Kingsley Coach, Inc. In February and March, 2000, the Company collected $503,750 from the sale of these shares. On February 29, 2000, 50,000 shares were transferred to a securities company for services. The Company considers the settlement receivable satisfied for the full $550,000.

          Since June 30, 2000, the Company has filed a complaint against another manufacturer, alleging that the defendants are unfairly competing with The Kingsley Coach. The outcome of this action is uncertain and pending investigation.

Note 14.  PREPAID EXPENSES/MANAGEMENT SERVICES CONTRACT

          Prepaid expenses as of June 30, 2000, consist of the following:

          Prepaid outside professional fees - Notes 7  $ 102,400
          Management services retainer (see below)       305,844
          Prepaid officer and director fees - Note 7      22,500
          Other expenses                                  20,000
                                                         -------
               Total                                   $ 450,744
                                                         =======

          In May of 1999, the Company entered into a management services agreement with DRK, which is a group of individuals who have been directly involved in the research, development, design, engineering, sales and manufacture of Kingsley Coaches since inception. The six-year contract (which is based on five years of production) provides for management and production services with performance-based incentives, including monthly fixed base payments equal to actual cost, and incentive-based payments calculated quarterly. The Company issued 2,000,000 pre-split shares of restricted common stock for partial payment of this agreement. This agreement is significant and could effect a change in control of The Kingsley Coach, Inc. Performance-based incentives were waived for 1999 and through June 30, 2000. The value of the issued shares was calculated at a discounted price of approximately $0.19 per share or $378,102.

          The management agreement allows for half of the 2,000,000 (or 1,000,000) pre-split common shares to revert back to the treasury of the Company if performance goals are not met over the five year period beginning January 1, 2000. To allocate the cost of the management service over the contract period, the Company will amortize the expense on a straight line basis at approximately $5,251 per month. The Company amortized $30,246 and $42,011 during the six and twelve month periods ending June 30, 2000 and December 31, 1999, respectively.

Note 15.  PURCHASE AGREEMENT

          On December 28, 1999, the Company signed a purchase agreement with a trucking company which essentially provides that for a deposit of $300,000, ($6,000 for 50 units) the Company will reserve the next order slots for production of Kinglsey Coaches over the next eighteen
          (18) months. The $300,000 was collected in January of 2000. The agreement is renewable by mutual consent. The Company prepaid commissions of $50,000 related to this contract which makes the net unearned amount balance $250,000.

Note 16.  LINE OF CREDIT

          The Company entered into an Agreement for Wholesale Financing on November 1, 1999, with a financial services corporation. The terms allow the Company up to $500,000 of credit, to purchase inventory from approved vendors and "for other purposes." Advances are secured by the inventory and/or components financed. Further, an individual, who is also a shareholder of the Company, has signed a personal guaranty
          to the Agreement.   Terms for credit are not set forth in the
          Agreement but are determined with each advance and depend, in part, on availability of vendor discounts, payment terms or other incentives, prevailing economic conditions or other such factors which may vary from time to time. The balance due on the Agreement as of June 30, 2000 was $459,475 with interest rates of 12% to 13.5% and payable upon the sale of each unit.

Note 17.  NOTE PAYABLE/RELATED PARTIES

          The Company has recorded advances from related entities which were used to fund operations during the six months ended June 30, 2000 and in prior years. These advances are summarized in the following manner:

                                                            Amount
     Related Party                                          advanced
     -----------------------------------------------------------------
     Shareholder advance, 6% interest, due July and
      August 2000.                                         $  50,000
     Shareholder advance assumed, non-interest, due on
      demand                                               $ 200,000
                                                             -------
                                                           $ 250,000
                                                             =======




                    THE KINGSLEY COACH, INC.
                         BALANCE SHEET
                         March 31, 2001
                          (Unaudited)


                             ASSETS



Current Assets:
     Cash                     $    39,516
     Accounts Receivable          320,539
     Inventory                  1,146,022
                                ---------
Total Current Assets            1,506,077
                                ---------
Property & Equipment, net         272,106

Other Assets:
     Prepaid Expenses             361,667
     Deposits                       3,650
                                ---------
Total Other Assets                365,317
                                ---------
TOTAL ASSETS                  $ 2,143,500
                                =========

See accompanying notes to financial statements

                    THE KINGSLEY COACH, INC.
                         BALANCE SHEET
                         March 31, 2001
                          (Unaudited)

               LIABILITIES & STOCKHOLDERS' DEFICIT

Current Liabilities:
     Accounts Payable         $   173,597
     Accrued Liabilities          140,632
     Payable - Related Parties    536,839
     Customer Deposits            564,847
     Note Payable - Manufacturers  39,505
     Line of Credit               440,710
                                ---------
Total Current Liabilities       1,896,130
                                ---------
Long Term Liabilities:
     Note Payable - Demonstrators 395,290
     Note Payable - Other          72,437
                                ---------
Total Long Term Liabilities       467,727

Stockholders' Deficit
    Preferred stock, $.00001 par
     value; authorized 5,000,000
     shares; issued and
     outstanding -0- shares             -

    Common stock, $.00001 par
     value; authorized 30,000,000
     shares; issued and
     outstanding 8,753,977             88
    Additional Paid-in Capital  1,510,068
    Accumulated Deficit        (1,730,513)
                                ---------
Total Stockholders' Deficit      (220,357)
                                ---------
TOTAL LIABILITIES AND
 STOCKHOLDERS' DEFICIT        $ 2,143,500
                                =========

See accompanying notes to financial statements.

                    THE KINGSLEY COACH, INC.
                    STATEMENTS OF OPERATIONS
    For the Nine Month Periods Ended March 31, 2001 and 2000
                           (Unaudited)

                            Nine Months Ended          Nine Months Ended
                                3/31/01                     3/31/00
------------------------------------------------------------------------
Revenue                      $ 3,710,919                $ 2,913,963

Cost of Sales                  2,755,169                  1,880,539
                               ---------                  ---------
Gross Margin                     955,750                  1,033,424

General and Administrative
 Expenses                        823,039                  1,101,448
                               ---------                  ---------
Net Income/(Loss) from
 Operations                      132,711                    (68,024)
                               ---------                  ---------
Other Income/(Expense):
 Interest Expense, net           (40,913)                   (66,094)
 Other                             9,337                    (22,726)
                               ---------                  ---------
Total Other Income/(Expense)     (31,576)                   (88,820)
                               ---------                  ---------
Net Income/(Loss) Before Taxes   101,135                   (156,844)

Income Taxes                           -                          -
                               ---------                  ---------
Net Income/(Loss)            $   101,135                $  (156,844)
                               =========                  =========
Income/(Loss) Per Share      $      0.01                $     (0.02)
                               =========                  =========
Weighted Average Shares
 Outstanding                   8,753,977                  6,975,484
                               =========                  =========



See accompanying notes to the financial statements.



                    THE KINGSLEY COACH, INC.
               STATEMENT OF STOCKHOLDERS' DEFICIT
         For the Nine Month Period Ended March 31, 2001
                          (Unaudited)



                                         Additional               Total
                   Shares     Common     Paid-in     Accumulated  Stockholders'
                   Issued     Stock      Capital     Deficit      Deficit
-------------------------------------------------------------------------------
Balance,
 June 30, 2000   8,403,977   $      84   $ 1,401,072 $(1,831,647)  $  (430,491)
Common stock
 issued for
 prepaid services  350,000           4       108,996           -       109,000
Net Income for the
 Period Ended
 March 31, 2001          -           -             -     101,135       101,135
  ----------------------------------------------------------------------------
Balance,
 March 31, 2001  8,753,977  $       88   $ 1,510,068 $(1,730,512)  $  (220,357)
==============================================================================

See accompanying notes to the financial statements.

                    THE KINGSLEY COACH, INC.
                     STATEMENTS OF CASH FLOWS
    For the Nine Month Periods Ended March 31, 2001 and 2000
                          (Unaudited)

                                       Nine Months    Nine Months
                                         Ended          Ended
                                        3/31/01        3/31/00

Cash Flows Provided By/(Used For)
 Operating Activities:

 Net Income/(Loss)                     $  101,135     $ (156,844)
 Adjustments to reconcile net loss
  to net cash provided by/(used in)
  operating activities:
  Depreciation/amortization                53,439         44,622
  (Increase)/decrease in receivables     (235,953)       234,416
  (Increase)/decrease in inventory         34,525        201,001
  (Increase)/decrease in prepaid expenses 198,077        (11,774)
  Increase/(decrease) in accounts payable  70,564        (78,308)
  Increase/(decrease) in accrued
   liabilities                             52,629        188,393
  Increase/(decrease) in customer
   deposits                                19,847       (236,576)
                                          -------        -------
Net Cash Provided By/(Used For)
 Operating Activities                     294,263        184,930
                                          -------        -------
Cash Flows Provided By/(Used For)
 Investing Activities:
 Disposition/(acquisition) in property   (132,042)        17,613
                                          -------        -------
Net Cash Provided By/(Used For)
 Investing Activities                    (132,042)        17,613
                                          -------        -------
Cash Flows Provided By/(Used For)
 Financing Activities:
 Increase/(decrease) in notes payable      36,839        130,557
 Principal reduction                     (265,084)      (374,077)
                                          -------        -------
Net Cash Provided By / (Used For)
 Financing Activities                    (228,245)      (243,520)
                                          -------        -------
Net Increase/(Decrease) in Cash        $ ( 66,024)    $  (40,977)
                                          =======        =======

                    THE KINGSLEY COACH, INC.
                    STATEMENTS OF CASH FLOWS
    For the Nine Month Periods Ended March 31, 2001 and 2000
                          (Unaudited)

                                       Nine Months    Nine Months
                                         Ended          Ended
                                        3/31/01        3/31/00

Net Increase/(Decrease) in Cash        $ ( 66,024)    $  (40,977)

Beginning Cash Balance                    105,540         74,429
                                          -------        -------
Ending Cash Balance                    $   39,516     $   33,452
                                          =======        =======
Supplemental Disclosure:

   Interest paid                       $   41,922     $   66,094
   Income taxes paid                   $        -     $        -

Summary of non-cash transactions:

   -- Issuance of 200,000 shares of common stock in exchange for prepaid professional services, valued at $86,500 in September 2000.

   -- Issuance of 150,000 shares of restricted common stock in exchange for prepaid professional services, valued at $22,500 in December 2000.



See accompanying notes to the financial statements.

                           THE KINGSLEY COACH, INC.
                         NOTES TO FINANCIAL  STATEMENTS
                 For the Nine Month Period Ended March 31, 2001
                                   (Unaudited)


1.    BASIS OF PRESENTATION

The interim financial statements for the nine months ended March 31, 2001 reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations for the period. These interim financial statements conform with the requirements for interim financial statements and, consequently, do not include all the disclosures normally required by generally accepted accounting principles.


2.    INVENTORY

As of March 31, 2001, inventory consists of parts, work-in-process, and finished units. Most parts are purchased and charged to the job. However, other items are purchased in bulk and can be used on all Kingsley Coaches. As of March 31, 2001, cost approximates market value, and no adjustment has been recorded. Total inventory as of March 31, 2001 is as follows:

   Parts inventory             $      57,319
   Work-in-process                   225,786
   Finished Units/Demos              470,625
   Finished Body Parts               392,292
                                   ---------
   Total Inventory             $   1,146,022
                                   =========

3.    PREPAID EXPENSES

Prepaid expenses as of March 31, 2001, consist of the following:

   Prepaid outside professional fees      $  49,160
   Management services retainer             260,475
   Prepaid legal services                    40,282
   Prepaid officer and director fees          3,750
   Prepaid other                              8,000
                                            -------
Total Prepaid Expenses                    $ 361,667
                                            =======

                    THE KINGSLEY COACH, INC.
                 NOTES TO FINANCIAL  STATEMENTS
        For the Nine Month Periods Ended March 31, 2001
                          (Unaudited)


4.    RELATED PARTIES

In order to pay for the original development and formation of The Kingsley Coach, LLC, and to fund ongoing operating expenses during the nine months ended March 31, 2001 and in prior years, parties related to the Company have, from time to time, advanced monies to the Company. These advances are summarized in the following manner:

                                                  Amount advanced
--------------------------------------------------------------------
Shareholder note, 6% interest, due on demand       $  50,000
Shareholder note, non-interest, due on demand        200,000
Shareholder advance, non-interest, due on demand     206,839
Shareholder note, 10% interest, due
 December 15, 2002                                    80,000
                                                     -------
                                                   $ 536,839
                                                     =======

Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Kingsley Coach pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Kingsley Coach of expenses incurred or paid by a Director, officer or controlling person of Kingsley Coach in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Kingsley Coach will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Our certificate of incorporation also provides that our directors will not be personally liable to us for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Item 25.  Other Expenses of Issuance and Distributions

     The following are the expenses that Kingsley Coach expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective. Kingsley Coach will pay all of these expenses; the selling shareholders will pay none of them.


      Filing Fee....................... $     208
      Accounting fees..................     5,000
      Transfer Agent ..................     1,000
      Legal fees.......................    20,000
      Printing expenses................     1,000
                                           ------
      TOTAL............................   $27,208

Item 26.  Recent Sales of Unregistered Securities.

      In December, 1998 Kingsley Coach issued 940,000 shares of common stock to Southeast Financial Consulting, Inc. The securities were issued in consideration for services valued at $28,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In January, 1999 Kingsley Coach issued 37,500 shares of common stock to a group of employees. The securities were issued in consideration for services valued at $11,250. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In February, 1999 Kingsley Coach issued a total of 300,000 shares of common stock to its officers and directors. The securities were issued in consideration for services valued at $90,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the shares for their own account. There were no underwriters.

      In February, 1999 Kingsley Coach issued a total of 312,000 shares of common stock to a group consisting of employees and affiliates of Kingsley Coach. The securities were issued in consideration for services valued at $93,600. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the shares for their own account. There were no underwriters.

      In May, 1999 Kingsley Coach issued 1,000,000 shares of common stock to DRK, Inc. The securities were issued pursuant to the Management Services Agreement, in consideration for services valued at $378,100. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In May, 1999 Kingsley Coach issued 500,000 shares of common stock to DRK, Inc. The securities were issued in consideration for transfer of intellectual property valued at $150,000. The sale was exempt pursuant to
Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In September, 1999 Kingsley Coach issued 50,000 shares of common stock to Patrick Condren. The securities were issued in consideration for services valued at the market price of the common stock on the date of issue. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In March, 2000 Kingsley Coach issued a total of 198,450 shares of common stock to a group consisting of employees and agents. The securities were issued in consideration for services valued at $99,225. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the shares for their own account. There were no underwriters.

      In July, 2000 Kingsley Coach contracted to issue 50,000 shares of common stock to Patrick Condren. The securities were issued in consideration for services valued at the market price of the common stock on the date of issue. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and who was acquiring the shares for his own account. There were no underwriters.

      In August, 2000 Kingsley Coach issued 100,000 shares of common stock to Robert Brantl. The securities were issued in consideration for services to be valued at market prices during the first fifty weeks after the issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In January, 2001 Kingsley Coach contracted to issue 200,000 shares of common stock Garron Y. Frantzen. The securities were issued in satisfaction of a debt of $100,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and who was acquiring the shares for his own account. There were no underwriters.

      In January, 2001 Kingsley Coach issued 125,000 shares of common stock to Jeannie Marie Michels. The securities were issued in satisfaction of a debt of $50,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and who was acquiring the shares for his own account. There were no underwriters.

      In January, 2001 Kingsley Coach issued 465,000 shares of common stock to Richard Whitney. The securities were issued in satisfaction of a debt of $200,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and who was acquiring the shares for his own account. There were no underwriters.

      In May, 2001 Kingsley Coach issued 500,000 shares of common stock to Ross Asset Management Ltd. The securities were issued in consideration of payment of $75,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In May, 2001 Kingsley Coach issued 38,000 shares of common stock to Patrick Condren. The securities were issued in consideration for services valued at the market price of the common stock on the date of issue. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and who was acquiring the shares for his own account. There were no underwriters.

      In June, 2001 Kingsley Coach issued 40,000 shares of common stock to Robert Brantl. The securities were issued in consideration for services to be valued at market prices during the first twenty weeks after the issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In July, 2001 Kingsley Coach issued 100,000 shares of common stock to TypeCase Multimedia, Inc. The securities were issued in consideration for services to be valued at the market price of the common stock on the dates when services were rendered. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In July, 2001 Kingsley Coach issued 50,000 shares of common stock to Dirks and Company, Inc. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In July, 2001 Kingsley Coach issued 200,000 shares of common stock to R.S. Arndt & Co., Inc. The securities were issued in consideration for services valued at the market price of the common stock on the date of issue. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In July, 2001 Kingsley Coach issued 200,000 shares of common stock to Stockbroker Presentations, Inc. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In July, 2001 Kingsley Coach issued 300,000 shares of common stock to R&V of Islamorada Ltd. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In July, 2001 Kingsley Coach issued 300,000 shares of common stock to CLD Investor Relations, Inc. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

Item 27.  Exhibits and Financial Statement Schedules

Exhibits

3-a   Certificate of Incorporation, as amended.

3-b   By-laws

5     Opinion of Robert Brantl, Esq.

10-a Management Services Agreement dated May 7, 1999 with DRK, Inc. - filed as an exhibit to Kingsley Coach's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999 and incorporated herein by reference.

10-b Agreement dated September 10, 1998 between Kingsley Coach and Thor America, Inc.

10-c Agreement for Wholesale Financing dated between Kingsley Coach and Deutsche Financing.

10-d  2000 Stock and Stock Option Plan

10-e Option Agreement to Purchase Stock dated July 5, 2001 with CLD Investor Relations, Inc.

10-f Option Agreement to Purchase Stock dated July 5, 2001 with Caleb Joshua Halley.

21    Subsidiaries - none

23-a  Consent of Mantyla McReynolds

23-b  Consent of Robert Brantl, Esq. is contained in his opinion.

Item 28.  Undertakings

      See Item 24 for the undertaking regarding the indemnification of officers, directors and controlling persons.

      The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                           SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, The Kingsley Coach, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Middleburg and the Commonwealth of Pennsylvania on the 19th day of July, 2001.

          THE KINGSLEY COACH, INC.


          By:/s/Ralph Dickenson
                Ralph Dickenson, Chairman


          In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on July 19, 2001.


/s/Ralph Dickenson
Ralph Dickenson, Director,
Chief Executive Officer,
Chief Accounting Officer

/s/George O.R. Carlson
George O.R. Carlson, Director

/s/Catherine Rimes
Catherine Rimes, Director

/s/Verdo Lancaster
Verdo Lancaster, Director

/s/James Whitehead
James Whitehead, Director

                        INDEX TO EXHIBITS

3-a       Certificate of Incorporation, as amended.

3-b       By-laws

5         Opinion of Robert Brantl, Esq.

10-a Management Services Agreement dated May 7, 1999 with DRK, Inc. - filed as an exhibit to Kingsley Coach's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999 and incorporated herein by reference.

10-b Agreement dated September 10, 1998 between Kingsley Coach and Thor America, Inc.

10-c Agreement for Wholesale Financing dated between Kingsley Coach and Deutsche Financing.

10-d      2000 Stock and Stock Option Plan

10-e Option Agreement to Purchase Stock dated July 5, 2001 with CLD Investor Relations, Inc.

10-f Option Agreement to Purchase Stock dated July 5, 2001 with Caleb Joshua Halley.

21        Subsidiaries - none

23-a      Consent of Mantyla McReynolds

23-b      Consent of Robert Brantl, Esq. is contained in his opinion.


   *     *     *     *     *    *     *     *     *     *     *     *     *

                                                         EXHIBIT 3-a

                   CERTIFICATE OF INCORPORATION
                                OF
                      MICRO-HYDRO POWER, INC.

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the Stare of Delaware, does hereby certify as follows:

 FIRST. The name of the corporation is:

                      MICRO-HYDRO POWER. INC.

 SECOND. The address of its registered agent in said State of Delaware upon whom service of process may be had is 800 Delaware Avenue, P.O. Box 410, Wilmington, Delaware, County of New Castle. The name of its registered agent at such address is Delaware Corporations Inc.

 THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

 FOURTH. The corporation is authorized to issue capital stock to the extent of 30,000,0000 shares of Common Stock, par value $.00001 per share, and 5,000,000 shares of Preferred Stock, par value $.00001 per share.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

 FIFTH. ALL of the powers of this corporation, so far as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred on the Board of Directors of this Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to snake, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal by-laws made by the Board of Directors.

 SIXTH. The corporation shall have a perpetual existence.

 SEVENTH. No contact or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or violable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorized the contract or transaction, or solely because his or their votes are counted for such purpose, if:

     The material facts as to his interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested director or directors; or

     The material facts as to his interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

     The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of Directors, a committee thereof, or the stockholders.

     Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

 EIGHTH. INDEMNIFICATION AND INSURANCE:

     (a) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (herein-after a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article EIGHTH shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article EIGHTH or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      (b) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph (a) of this Article EIGHTH is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

      (c) Notwithstanding any limitation to the contrary contained in sub-paragraphs (a) and (b) of this Article EIGHTH, the corporation shall, to the fullest content permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (d) INSURANCE. The corporation may maintain insurance, at its expense. to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

 NINTH. Under Section 102(b)(7) of the Delaware General Corporation Law, and other provisions of the Delaware General Corporation Law, no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwith-standing the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

 TENTH. BOARD OF DIRECTORS

      (a) NUMBERS AND ELECTIONS. Except as otherwise fixed by or pursuant to the provisions hereof relating to the rights of holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the corporation shall be fixed from time to time by affirmative vote of a majority of the directors then in office. Election of directors need not be by written ballot unless so provided in the by-laws of the corporation.

      (b) NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as otherwise fixed by or pursuant to the provisions hereof relating to the rights of holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      (c) MEETINGS, ACTION WITHOUT MEETING, QUORUM AND COMMITTEES: Meetings of the Board of Directors of the corporation may be held within or without the State of Delaware. At all meetings of the Board of Directors or any committee thereof a majority of the whole Board of Directors or whole committee, as the case may be, shall constitute a quorum for the transaction of business.
Except in cases in which this Certificate of Incorporation otherwise provides, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors or any committee thereof. Directors may participate in any meeting of the Board Directors or any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting. The Board of Directors, or any committee thereof may take action without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee as the case may be. The Board of Directors may by resolution designate one or more committees, each committee to consist of one or more of the directors of the corporation. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors designating such committee, shall have and may exercise all of the. powers and authority of the Board of Directors in the management of the business and affairs of the corporation.

      (d) AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the consent of the Board of Directors shall be required to alter, amend or adopt any provisions inconsistent with or repeal this Article.

 ELEVENTH. Except as otherwise required by statute, the books and records of the corporation may be kept outside of the State of Delaware, at such place or places as provided in the by-laws of the Corporation or from time to time designated by the Board of Directors.

 TWELFTH.Meetings of stockholders may be held within or without the State of Delaware.

      The name and address of the sole incorporator is as follows:

          Paula S. Belcher
          Buchanan Ingersoll Professional Corporation
          14th Floor, 1835 Market Street
          Philadelphia, PA 19103

 THIRTEENTH. The powers of the incorporator shall terminate upon the execution by said incorporator of a resolution designating and electing the Board of Directors of this corporation to hold office for the ensuing year and until successors are chosen and qualified.


     I, Paula S. Belcher, being the Sole Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 15th day of December, 1997.

     _________________________
     Paula S. Belcher
     Sole Incorporator


   *     *     *     *     *    *     *     *     *     *     *     *     *

                                                            EXHIBIT 3-b

                               BY-LAWS

                                 OF

                      THE KINGSLEY COACH, INC.
                      (a Delaware corporation)

   1.MEETING OF SHAREHOLDERS.

      1.1 Annual Meeting. The annual meeting of shareholders shall be held on a date fixed by the Board of Directors as soon as practicable after the completion of the audit of the Company's financial statements for the previous year, and shall be held at a place and time determined by the board of directors (the "Board").

      1.2 Special Meetings. Special meetings of the shareholders may be called by resolution of the Board (or by the Chairman of the Board) or by the President and shall be called by the President or Secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the Board, or upon written request of stockholders owning fifteen percent or more of the issued and outstanding shares of voting stock. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

      1.3 Place of Meeting. Meetings of the shareholders may be held in or outside Delaware.

      1.4 Notice of Meetings; Waiver of Notice. Written notice of each meeting of shareholders shall be given to each shareholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any shareholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given except when required by law. Each notice of meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting, and unless it is the annual meeting, shall state at whose direction the meeting is called and the purposes for which it is called. If mailed, notice shall be considered given when mailed to a shareholder at his address on the Corporation's records. The attendance of any shareholder at a meeting, without protesting at the beginning of the meeting the lack of notice of the meeting, shall constitute a waiver of notice by him.

      1.5 Quorum. The presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum a majority in voting interest of those present or, in the absence of all the shareholders, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present any action may be taken which might have been taken at the meeting as originally called. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

      1.6 Voting; Proxies. Each shareholder of record shall be entitled to one vote for every share registered in his name and may attend meetings and vote either in person or by proxy. Corporate action to be taken by shareholder vote, including the election of directors, shall be authorized by a majority of the votes cast at a meeting of shareholders, except as otherwise provided by law or by section 1.7 of these by-laws. Directors shall be elected in the manner provided in section 2.1 of these by-laws. Voting need not be by ballot unless requested by a shareholder at the meeting or ordered by the chairman of the meeting. Every proxy must be signed by the shareholder or his attorney-in-fact. No proxy shall be valid after three years from its date unless it provides otherwise.

      1.7 Action by Shareholders Without a Meeting. Any shareholder action may be taken without a meeting, without prior notice and without a vote, if written consent, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

   2. BOARD OF DIRECTORS.

      2.1 Number, Qualification, Election and Term of Directors. The business of the Corporation shall be managed by the Board, which shall consist of not less than one director who shall be at least 21 years old. The number of directors may be changed by resolution of a majority of the entire Board or by the shareholders, but no decrease may shorten the term of any incumbent director. Directors shall be elected at each annual meeting of shareholders by a plurality of the votes cast and shall hold office until the next annual meeting of shareholders and until the election of their respective successors.

      2.2 Quorum and Manner of Acting. A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.10 of these by-laws. Action of the Board shall be authorized by the vote of a majority of the directors present at the time of the vote if there is a quorum, except as otherwise provided by section 2.3 of these by-laws. Where these by-laws specify a single director, a single director shall constitute a quorum. In the absence of a quorum a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

      2.3 Action by Board without a Meeting. Any Board action (or action of any committee thereof) may be taken without a meeting if all members of the Board (or of the committee) consent in writing to the adoption of a resolution authorizing the action, and the writing or writings are filed with the minutes of the proceedings of the board (or committee).

      2.4 Participation by Telephone. Any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participating by such means shall constitute presence in person at a meeting.

      2.5 Place of Meetings. Meetings of the Board may be held in or outside Delaware.

      2.6 Annual and Regular Meetings. Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either
(a) without notice immediately after the annual meeting of shareholders and at the same place, or (b) as soon as practicable after the annual meeting of shareholders, on notice as provided in section 2.8 of these by-laws. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

      2.7 Special Meetings. Special meetings of the Board may be called by the President or by any one of the directors. Only business related to the purposes set forth in the notice of meeting may be transacted at a special meeting.

      2.8 Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of shareholders and at the same place, shall be given to each director by mailing it to him at his residence or usual place of business at least three days before the meeting, or by delivering or telephoning or telegraphing it to him at least two days before the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting, or who attends the meeting without protesting the lack of notice to him, either before the meeting or when it begins. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

      2.9 Resignation and Removal of Directors. Any director may resign at any time. Any or all of the directors may be removed at any time, either with or without cause, by vote of a majority of the shareholders then entitled to vote at an election of directors, and any of the directors may be removed for cause by the Board.

      2.10 Vacancies. Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum.

      2.11Compensation. Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the Corporation, its affiliates or subsidiaries in other capacities.

   3. COMMITTEES.

     3.1 Formation of Committees. The Board, by resolution adopted by a majority of the entire Board, may designate one or more committees, each committee to consist of two or more of the directors of the Corporation, to serve at the Board's pleasure, with such powers and duties as the Board determines subject to the provisions of the Delaware General Corporation Law.

     3.2 Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of
Article 2 of these By-laws:  Section 2.2 (Quorum and Manner of Acting), Section
2.3 (Action By Board Without a Meeting), Section 2.4 (Participation by Telephone), Section 2.5 (Place of Meetings), Section 2.6 (Annual and Regular Meetings), Section 2.7 (Special Meetings) and Section 2.8 (Notice of Meetings; Waiver of Notice), with such changes in the context of those By-laws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of meetings of the committees may be determined either by the Board of Directors or by the committee. The Board of Directors may adopt any rules for the government of any committee not inconsistent with the provisions of these By-laws.

     3.3 Audit Committee. There shall be an Audit Committee, which shall consist of three Directors who are not employees of the Corporation or such lesser number of non-employee Directors as shall then serve. The Audit Committee shall have the power to oversee the retention, performance and compensation of the independent public accountants for the Corporation, and the establishment and oversight of such systems of internal accounting and auditing controls as it deems appropriate. The Chief Financial Officer of the Corporation shall have the authority to report directly to the Audit Committee on matters within its charter.

     3.4 Compensation Committee. There shall be a Compensation Committee, which shall consist of an even number of Directors who are employees of the Corporation and Directors who are not employees of the Corporation. The Compensation Committee will review and approve the compensation of executive officers of the Corporation, including payment of salaries, bonuses, and incentive compensation.


   4. OFFICERS.

      4.1 Number; Security. The executive officers of the Corporation shall be the Chairman of the Board, the Chief Executive Officer, the President, the Secretary, the Treasurer, and such other officers as may from time to time be chosen by the Board of Directors. All offices may be held by the same person.

      4.2 Election; Term of Office. The executive officers of the Corporation shall be elected annually by the Board, and each officer shall hold office until the next annual meeting of the Board and until the election of his successor.

      4.3 Subordinate Officers. The Board may appoint subordinate officers (including Assistant Secretaries and Assistant Treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

      4.4 Resignation and Removal of Officers. Any officer may resign at any time. Any officer elected or appointed by the Board or appointed by an executive officer or by a committee may be removed by the affirmative vote of a majority of the Board either with or without cause.

      4.5 Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in sections 4.2 and 4.3 of these by-laws for the election or appointment to the office.

      4.6. The Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors.

      4.7 The Chief Executive Officer. The Chief Executive Officer, subject to the control of the Board of Directors, shall be responsible for formulating the financial and operational policies of the Corporation, and supervising the execution thereof.

      4.8 The President. The President shall be the chief operating officer of the Corporation. Subject to the control of the Board of Directors and the Chief Executive Officer, the President shall be responsible for the general day-to-day management of the business of the corporation and shall see that all resolutions of the Board and directives of the Chief Executive Officer are carried into effect. The Chief Executive Officer and the President shall each have the power to execute in the corporate name all authorized deeds, mortgages, bonds, contracts or other instruments requiring a seal, under the seal of the corporation, except in cases in which the signing or execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

      4.9 Vice Presidents. Each Vice President shall have such powers and duties as the Board or the President assigns to him.

      4.10 The Treasurer. Unless otherwise determined by the Board of Directors, the Treasurer shall be the chief financial officer of the Corporation and shall be in charge of the Corporation's books and accounts. Subject to the control of the Board, he shall have such other powers and duties as the Board or the Chief Executive Officer assigns to him.

      4.11 The Secretary. The Secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and of the shareholders, shall be responsible for giving notice of all meetings of shareholders and of the Board, shall keep the seal and, when authorized by the Board, shall apply it to any instrument requiring it. Subject to the control of the Board, he shall have such other powers and duties as the Board or the President assigns to him. In the absence of the Secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

      4.12 Salaries. The Board may fix the officers' salaries, if any, or it may authorize the Chief Executive Officer to fix the salary of any officer.

   5. SHARES.

      5.1 Certificates. The shares of the Corporation shall be represented by certificates in the form approved by the Board. Each certificate shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, and shall be sealed with the Corporation's seal or a facsimile of the seal. Any or all of the signatures on the certificates may be facsimile.

      5.2 Transfers. Shares shall be transferable only on the Corporation's books, upon surrender of the certificate for the shares, properly endorsed. The Board may require an affidavit of the fact that a certificate has been lost, stolen or destroyed by the person claiming such fact and a satisfactory surety before issuing a new certificate to replace the certificate claimed to have been lost, stolen or destroyed.

      5.3 Determination of Shareholders of Record. The Board may fix, in advance, a date as the record date for the determination of shareholders entitled to notice of or to vote at any meeting of the shareholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action. The record date may not be more than 60 nor less than 10 days before the date of the meeting, nor more than 60 days before any other action.

6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     6.1. Indemnification in Actions Other Than By Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     6.2. Indemnification in Actions by Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such other court shall deem proper. The foregoing indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, agreement, vote of stockholders, or otherwise.

   7. MISCELLANEOUS.

      7.1 Seal. The Board may adopt a corporate seal, which shall be in the form of a circle and shall bear the Corporation's name and the year and state in which it was incorporated. The Corporation may transact any and all business without the need for a corporate seal.

      7.2 Fiscal Year. The Board may determine the Corporation's fiscal year. Until changed by the Board, the Corporation's fiscal year shall end on December 31.

      7.3 Voting of Shares in Other Corporations. Shares in other corporations which are held by the Corporation may be represented and voted by the Chairman or the President or a Vice President of this Corporation or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

      7.4 Amendments. By-laws may be amended, repealed or adopted by the shareholders or by a majority of the entire Board, but any by-law adopted by the Board may be amended or repealed by the shareholders. If a by-law regulating elections of directors is adopted, amended or repealed by the Board, the notice of the next meeting of shareholders shall set forth the by-law so amended, repealed or adopted, together with a concise statement of the changes made.



         *     *     *     *     *     *     *     *     *     *

                                                          EXHIBIT 5

                       ROBERT BRANTL, ESQ.
                       322 Fourth Street
                       Brooklyn, NY 11215
                          718-768-6045

July 23, 2001

The Kingsley Coach, Inc.
64 Old Route 522
Middleburg, PA  17842

Gentlemen:

I am submitting this letter to be filed as an exhibit to the Registration Statement on Form SB-2 which The Kingsley Coach, Inc. proposes to file with the Securities and Exchange Commission registering a total of 4,370,344 shares of common stock for resale by thirteen selling shareholders.

I am of the opinion that all corporate proceedings have been taken so that the shares, if and when sold by the selling shareholders, will be legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.


Yours,


/s/ Robert Brantl
    Robert Brantl


  *      *       *       *       *       *       *       *       *       *

                                                            EXHIBIT 10-b

                             AGREEMENT

     This Agreement is made and entered into this 10th day of September, 1998, by and between THOR AMERICA, INC. ("Thor America"), a Pennsylvania corporation, and KINGSLEY COACH, INC. ("Kingsley"), a Texas corporation.
                             RECITALS
     1.   Thor America and Kingsley both manufacture recreational vehicles.

     2. Thor America and Kingsley have reached certain agreements under which Kingsley shall give to Thor America the exclusive right to manufacture part of Kingsley's recreational vehicles as determined in Section 1 hereof.

     3. Thor America and Kingsley desire to reduce to writing the terms and conditions of their agreement.

     NOW, THEREFORE, Thor America and Kingsley hereby agree as follows:

     1. Grant of Manufacturing Rights. On the terms and conditions contained in this Agreement, Kingsley hereby grants to Thor America the exclusive rights to manufacture recreational vehicle bodies ("Bodies" or "Body") on behalf of Kingsley; provided, however, that Kingsley shall also have the right to continue to provide initial chassis preparation and final finishing work on recreational vehicles under the terms of this Agreement. Kingsley acknowledges and agrees, however, that no third party may manufacture the Bodies without the prior written consent of Thor America in each instance. For the period of this Agreement, Thor America will not produce Bodies similar to those produced for Kingsley for any other vehicle manufacturer.

     2. Term. This Agreement shall be effective for a term of three (3) years commencing on the date of execution hereof; provided, however, that Thor America may terminate this Agreement upon ninety (90) days written notice to Kingsley.

     3. Payment to Kingsley. In consideration for the manufacturing rights given to Thor America under this Agreement, Thor America shall pay to Kingsley upon the execution of this Agreement the sum of $200,000.

     4.  Payment of Liabilities.  Upon receipt of the amount set forth in
Section 3 hereof, Kingsley shall convert some of its assets and use the proceeds thereof, along with the $200,000, to pay some of its liabilities (as presented on Exhibit "A") specifically accounts payable of $70,000, Peterbilt account of $79,000 and DRK account of $74,000. In no event, however, shall Thor America be responsible for any liability or obligation of Kingsley or for the priority in which such liabilities or obligations are paid by Kingsley.

     5. Purchase of Bodies: Repayment of $200,000. Kingsley shall purchase all Bodies manufactured by Thor America under this Agreement at the price established from time to time by Thor America therefor, which shall include an additional charge of $5,000 per Body to be used as partial payment of the amount referred to in Section 3 hereof. In the event that the $200,000 is not completely repaid through such additional charges, then Kingsley shall pay the remaining balance to Thor America upon demand by Thor America, provided, however, at such time as the $200,000 has been completely repaid, the additional charge of $5,000 per Body shall continue.

     6. Kingsley Balance Sheet. Kingsley warrants and represents that its assets and liabilities identified on Exhibit "A" attached hereto are true and correct as of the date of this Agreement.

     7. Manufacturing Facilities. Thor America shall reorganize its manufacturing facilities in Middleburg, Pennsylvania to accommodate reasonable activities by Kingsley to complete the manufacturing of the vehicles, separate from the Body manufacturing performed by Thor America, including but not limited to stretching trucks, chassis fitting-out, and final finishing work, and related office space as may be needed by Kingsley.

     8. Allocated Expenses. Any expenses, including, but not limited to, proration of taxes and insurance as agreed in writing by both parties, relating to the manufacturing facilities shall be allocated monthly between Thor America and Kingsley on such terms as Thor America and Kingsley may agree, and Kingsley shall pay to Thor America its share of such expenses by the 15th of each month for the expenses incurred in the preceding month.

     Kingsley further agrees to pay all utility expenses, which shall be separately metered for that portion of the facilities used and occupied by Kingsley.

     Kingsley further agrees to pay to Thor America as and for the rent for the foregoing facilities the sum of $1.00 per year, in advance.

     9. Existing Manufacturing Orders. Kingsley shall turn over to Thor America all current and pending bona fide orders for Bodies, which orders are more particularly identified on Exhibit "B" attached hereto and identified as deferred profit on bona fide pending orders on the balance sheet of Kingsley. Thor America shall use its best efforts to complete such orders within sixty
(60) days of Kingsley's relocation to Middleburg, Pennsylvania. In the event Thor America cannot timely complete such orders, Thor America shall provide Kingsley with a short-term loan to assist Kingsley in the timely payment of its current liabilities, which amount shall be repaid by Kingsley from profits generated from the next succeeding sales of recreational vehicles sold by Kingsley. For purposes of this Section, the term "profit" shall mean a minimum payment of $15,000 per unit.

     10. Manufacturing Specifications and Standards. Thor America shall manufacture the Bodies in accordance with any specifications, standards, designs, and drawings which may be provided by Kingsley to Thor America as amended from time to time ("Plans and Specifications"), provided that such Plans and Specifications are no more stringent than normal industry standards (e.g., EVIA).

     11. Consultation, Training and Technical Assistant. Kingsley, at its own expense and upon Thor America's request, shall provide Thor America's agents, employees, and representatives, consulting, training, and technical assistance with respect to manufacturing the Bodies.

     12. Proprietary Marks. Nothing in this Agreement is intended or shall be construed to grant to either Thor America or Kingsley the right to use trademarks, trade name, or other proprietary marks (collectively "Proprietary Marks") of the other party without the prior and express written consent of the other party in each instance.

     13. Marketing Assistance. Thor America shall provide to Kingsley assistance in the marketing of Kingsley products on such terms and conditions as Thor America and Kingsley may agree.

     14. Kingsley Employees. Kingsley acknowledges and agrees that it shall be solely responsible for the acts and omissions of, and any and all other liabilities or obligations with respect to, its employees, agents and representatives, and nothing contained in this Agreement, or any action or conduct of Thor America, shall be interpreted or construed to the contrary. Kingsley hereby warrants and represents that it is in compliance with all federal, state, and local laws and regulations with respect to employment matters, including but not limited to worker's compensation laws, ERISA, and laws governing the provisions and maintenance of health insurance benefits.

     15. Product Liability Insurance. Kingsley shall provide and maintain, at its sole expense, product liability insurance with a combined single limit coverage of not less than $5,000,000. Such insurance shall be provided by an insurance company reasonable acceptable to Thor America, shall include the interest of Thor America, and shall list Thor America as an insured or additional insured party. The insurance policy shall include an endorsement providing thirty (30) days prior written notice to Thor America of a cancellation or a material change or reduction in coverage. Kingsley shall provide Thor America with a copy of the insurance policy referred to in this Section.

     16. Indemnity by Kingsley. Kingsley shall indemnify and hold harmless Thor America, its officers, directors, shareholders, agents, employees, representatives, successors, and assigns from and against all claims, actions, damage, liabilities, obligations, and costs, (including attorney's fees) arising out of or relating to: (a) the breach or non-performance by Kingsley of any provisions of this Agreement; (b) bodily injury, death, disease, or sickness to persons or damage to property resulting from any act or omission of Kingsley or its officers, directors, shareholders, agents, employees, representatives, successors, and assigns, including but not limited to any warranty claims for workmanship or materials in connection with the manufacturing of any recreational vehicles by Kingsley separate from the Bodies manufactured by Thor America ; and (c) any liability or obligation of Kingsley not expressly assumed by Thor America under this Agreement. This Section shall survive the expiration or termination of this Agreement.

     17. Kingsley's Default. Any of the following events or conditions shall constitute an event of default by Kingsley hereunder: (a) Kingsley fails to perform any covenant herein and such failure continues for thirty (30) days after receipt of written notice from Thor America; (b) Kingsley becomes insolvent or makes an assignment for the benefit of creditors; (c) Kingsley ceases doing business as a going concern; (d) a receiver, trustee, conservator, or liquidator of Kingsley is appointed with or without the application or consent of Kingsley; (e) the filing by or against Kingsley or a bankruptcy or insolvency proceeding which is not dismissed within ninety (90) days;
(f) Kingsley is adjusted a bankrupt; or (g) Kingsley makes or furnishes any materially false or misleading oral or written statement to Thor America.

     18. Independent Parties. Thor America and Kingsley acknowledge and agree that they are independent entities from each other and that they are not partners or joint venturers with the other and neither shall be liable for any liability or obligation of the other by virtue of this Agreement or otherwise.

     19. Notices. Any notice provided for in this Agreement shall be deemed delivered upon the date of delivery by certified mail, return receipt requested, at the respective addresses of the parties as follows:

      If to:Thor America, Inc
            Attention: President
            37 Old 522
            Middleburg, PA 17842

      With a copy to:Walter L. Bennet
                     Thor America, Inc.
                     419 West Pike Street
                     Jackson Center, OH 45334

      And a copy to:John M. Garmhausen
                    Faulkner, Garmhausen, Koister & Shank
                    100 South Main Avenue, Suite 3000
                    Sidney, OH 45365

      If to:Kingsley Coach, Inc.
            Attention:
            9201 Fourth Avenue
            Bay Ridge Brooklyn, NY 11209

      With a copy to:Samuel Bradley Rhorer
                     604 S. Ferndinand
                     Baton Rouge, LA 70802


     The parties shall provide written notice to the other of a change of address from that set forth above.

     20. Confidentiality. Thor America and Kingsley shall maintain in strictest confidence the existence and terms and conditions of this Agreement and shall not disseminate any such information to any third party (except advisors, tax consultants, and attorneys) without the prior written consent of the other party. This Section shall survive the expiration or termination of this Agreement.

     21. Non-Assignability. Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party.

     22. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     23. Entire Agreement. All agreements and understandings of any character heretofore made between the parties are embodied in this Agreement, and no changes shall be made to this Agreement unless the same shall be in writing and duly signed by an authorized representative of the parties hereto.

     24. Severabiltiy. In the event any provision of this Agreement is held or determined by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereto shall remain in full force and effect.

     25. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the law of the Commonwealth of Pennsylvania.

     26. Authorized Representatives. The representatives of Thor America and Kingsley hereby acknowledge that they are fully authorized to execute this Agreement on behalf of their respective principals.

     IN WITNESS WHEREOF the parties have hereunto set their hands as of the date and year first above written.
     THOR AMERICA, INC.
     By: Michael Stuart
     Title: President

     KINGSLEY COACH, INC.
     By: Ralph Dickerson
     Title: C.O.B.

                            UNCONDITIONAL GUARANTY

     The undersigned principals of Kingsley Coach, Inc. hereby unconditionally and irrevocably guaranty the obligations of Kingsley Coach, Inc. under the terms of the foregoing Agreement.
     /s/ Ralph Dickerson
         Ralph Dickerson
     Date: 9/4/98

     /s/ Verdo B. Lancaster
         Verdo (Bert) Lancaster
     Date: 9/4/98

         *     *     *     *     *     *     *     *     *     *     *

                                                              EXHIBIT 10-c

                     AGREEMENT FOR WHOLESALE FINANCING

This Agreement for Wholesale Financing ("Agreement") is made as of November 1, 1999 between Deutsche Financial Services Corporation ("DFS") The Kingsley Coach,
Inc. a |   | SOLE PROPRIETORSHIP, |   | PARTNERSHIP, | X |  CORPORATION, |   |
LIMITED LIABILITY COMPANY (check applicable term) ("Dealer"), having a principal place of business located at 64 Old 522, Middleburg PA. 17842

     1. Extension of Credit. Subject to the terms of this Agreement, DFS may extend credit to Dealer from time to time to purchase inventory from DFS approved vendors ("Vendors") and for other purposes. If DFS advances funds to Dealer following Dealer's execution of this Agreement, DFS will be deemed to have entered into this Agreement with Dealer, whether or not executed by DFS. DFS' decision to advance funds will not be binding until the funds are actually advanced. DFS may combine all of DFS' advances to Dealer or on Dealer's behalf, whether under this Agreement or any other agreement, and whether provided by one or more of DFS' branch offices, together with all finance charges, fees and expenses related thereto, to make one debt owed by Dealer. DFS may, at any time and without notice to Dealer, elect not to finance any inventory sold by particular Vendors who are in default of their obligations to DFS, or with respect to which DFS reasonably feels insecure. This is an agreement regarding the extension of credit, and not the provision of goods or services.

     2. Financing Terms and Statements of Transaction. Dealer and DFS agree that certain financial terms of any advance made by DFS under this Agreement, whether regarding finance charges, other fees, maturities, curtailments or other financial terms, are not set forth herein because such terms depend, in part, upon the availability of Vendor discounts, payment terms or other incentives, prevailing economic conditions, DFS' floor planning volume with Dealer and with Dealer's Vendors, and other economic factors which may vary over time. Dealer and DFS further agree that it is therefore in their mutual best interest to set forth in this Agreement only the general terms of Dealer's financing arrangement with DFS. Upon agreeing to finance a particular item of inventory for Dealer, DFS will send Dealer a Statement of Transaction identifying such inventory and the applicable financial terms. Unless Dealer notifies DFS in writing of any objection within fifteen (15) days after a Statement of Transaction is mailed to Dealer: (a) the amount shown on such Statement of Transaction will be an account stated; (b) Dealer will have agreed to all rates, charges and other terms shown on such Statement of Transaction; (c) Dealer will have agreed that DFS is financing the items of inventory referenced in such Statement of Transaction at Dealer's request; and (d) such Statement of Transaction will be incorporated herein by reference, will be made a part hereof as if originally set forth herein, and will constitute an addendum hereto. If Dealer objects to the terms of any Statement of Transaction, Dealer agrees to pay DFS for such inventory in accordance with the most recent terms for similar inventory to which Dealer has not objected (or, if there are no prior terms, at the lesser of 16% per annum or at the maximum lawful contract rate of interest permitted under applicable law), but Dealer acknowledges that DFS may then elect to terminate Dealer's financing program pursuant to Section 17, and cease making additional advances to Dealer. However, such termination will not accelerate the maturities of advances previously made, unless Dealer shall otherwise be in default of this Agreement.

     3. Grant of Security Interest. To secure payment of all of Dealer's current and future debts to DFS, whether under this Agreement or any current or future guaranty or other agreement, Dealer grants DFS a security interest in all of Dealer's inventory, equipment, fixtures, accounts, contract rights, chattel paper, security agreements, instruments, deposit accounts, reserves, documents, and general intangibles; and all judgments, claims, insurance policies, and payments owed or made to Dealer thereon; all whether now owned or hereafter acquired, all attachments, accessories, accessions, returns, repossessions, exchanges, substitutions and replacements thereto, and all proceeds thereof. All such assets are collectively referred to herein as the "Collateral." All of such terms for which meanings are provided in the Uniform Commercial Code of the applicable state as used herein with such meanings. All Collateral financed by DFS, and all proceeds thereof, will be held in trust by Dealer for DFS, with such proceeds being payable in accordance with Section 9.

     4. Affirmative Warranties and Representations. Dealer warrants and represents to DFS that: (a) Dealer has good title to all Collateral; (b) DFS' security interest in the Collateral financed by DFS is not now and will not become subordinate to the security interest, lien, encumbrance or claim of any person; (c) Dealer will execute all documents DFS requests to perfect and maintain DFS' security interest in the Collateral; (d) Dealer will deliver to DFS immediately upon each request, and DFS may retain, each Certificate of Title or Statement of Origin issued for Collateral financed by DFS; (e)
Dealer will at all times be duly organized, existing, in good standing, qualified and licensed to do business in each state, county, or parish, in which the nature of its business or property so requires; (f) Dealer has the right and is duly authorized to enter into this Agreement; (g) Dealer's execution of this Agreement does not constitute a breach of any agreement to which Dealer is now or hereafter becomes bound; (h) there are and will be no actions or proceedings pending or threatened against Dealer which might result in any material adverse change in Dealer's financial or business condition or which might in any way adversely affect any of Dealer's assets;
(i) Dealer will maintain the Collateral in good condition and repair; (j) Dealer has duly filed and will duly file all tax returns required by law; (k) Dealer has paid and will pay when due all taxes, levies, assessments and governmental charges of any nature; (1) Dealer will keep and maintain all of its books and records pertaining to the Collateral at its principal place of business designated in this Agreement; (m) Dealer will promptly supply DFS with such information concerning it or any guarantor as DFS hereafter may reasonably request; (n) all Collateral will be kept at Dealer's principal place of business listed above, and such other locations, if any, of which Dealer has notified DFS in writing or as listed on any current or future Exhibit "A" attached hereto which written notice(s) to DFS and Exhibit A(s) are incorporated herein by reference; (o) Dealer will give DFS thirty (30) days prior written notice of any change in Dealer's identity, name, form of business organization, ownership, management, principal place of business, Collateral locations or other business locations, and before moving any books and records to any other location; (p) Dealer will observe and perform all matters required by any lease, license, concession or franchise forming part of the Collateral in order to maintain all the rights of DFS thereunder; (q) Dealer will advise DFS of the commencement of material legal proceedings against Dealer or any guarantor; and (r) Dealer will comply with all applicable laws and will conduct its business in a manner which preserves and protects the Collateral and the earnings and incomes thereof.

     5. Negative Covenants. Dealer will not at any time (without DFS' prior written consent): (a) other than in the ordinary course of its business, sell, lease or otherwise dispose of or transfer any of its assets; (b) rent, lease, demonstrate, consign, or use any Collateral financed by DFS; or (c) merge or consolidate with another entity.

     6. Insurance. Dealer will immediately notify DFS of any loss, theft or damage to any Collateral. Dealer will keep the Collateral insured for its full insurable value under an "all risk" property insurance policy with a company acceptable to DFS, naming DFS as a lender loss-payee and containing standard lender's loss payable and termination provisions. Dealer will provide DFS with written evidence of such property insurance coverage and lender's loss-payee endorsement.

     7. Financial Statements.  Dealer will deliver to DFS: (a) within ninety
(90) days after the end of each of Dealer's fiscal years, a reasonably detailed balance sheet as of the last day of such fiscal year and a reasonably detailed income statement covering Dealer's operations for such fiscal year, in a form satisfactory to DFS; (b) within forty-five (45) days after the end of each of Dealer's fiscal quarters, a reasonably detailed balance sheet as of the last day of such quarter and an income statement covering Dealer's operations for such quarter, in a form satisfactory to DFS; and (c) within ten (10) days after request therefor by DFS, any other report requested by DFS relating to the Collateral or the financial condition of Dealer. Dealer warrants and represents to DFS that all financial statements and information relating to Dealer or any guarantor which have been or may hereafter be delivered by Dealer or any guarantor are true and correct and have been and will be prepared in accordance with generally accepted accounting principles consistently applied and, with respect to such previously delivered statements or information, there has been no material adverse change in the financial or business condition of Dealer or any guarantor since the submission to DFS, either as of the date of delivery, or, if different, the date specified therein, and Dealer acknowledges DFS' reliance thereon.

     8. Reviews. Dealer grants DFS an irrevocable license to enter Dealer's business locations during normal business hours without notice to Dealer to:
(a) account for and inspect all Collateral; (b) verify Dealer's compliance with this Agreement; and (c) examine and copy Dealer's books and records related to the Collateral.

     9. Payment Terms. Dealer will immediately pay DFS the principal indebtedness owed DFS on each item of Collateral financed by DFS (as shown on the Statement of Transaction identifying such Collateral) on the earliest occurrence of any of the following events: (a) when such Collateral is lost, stolen or damaged; (b) for Collateral financed under Pay-As-Sold ("PAS") terms (as shown on the Statement of Transaction identifying such Collateral), when such Collateral is sold, transferred, rented, leased, otherwise disposed of or matured; (c) in strict accordance with any curtailment schedule for such Collateral (as shown on the Statement of Transaction identifying such Collateral); (d) for Collateral financed under Scheduled Payment Program ("SPP") terms (as shown on the Statement of Transaction identifying such Collateral), in strict accordance with the installment payment schedule; and
(e) when otherwise required under the terms of any financing program agreed to in writing by the parties. Regardless of the SPP terms pertaining to any Collateral financed by DFS, if DFS determines that the current outstanding debt which Dealer owes to DFS exceeds the aggregate wholesale invoice price of such Collateral in Dealer's possession, Dealer will immediately upon demand pay DFS the difference between such outstanding debt and the aggregate wholesale invoice price of such Collateral. If Dealer from time to time is required to make immediate payment to DFS of any past due obligation discovered during any Collateral review, or at any other time, Dealer agrees that acceptance of such payment by DFS shall not be construed to have waived or amended the terms of its financing program. The proceeds of any Collateral received by Dealer will be held by Dealer in trust for DFS' benefit, for application as provided in this Agreement. Dealer will send all payments to DFS' branch office(s) responsible for Dealer's account. DFS may apply: (i) payments to reduce finance charges first and then principal, regardless of Dealer's instructions; and (ii) principal payments to oldest (earliest) invoice for Collateral financed by DFS, but, in any event, all principal payments will first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any third party discount, rebate, bonus or credit granted to Dealer for any Collateral will not reduce the debt Dealer owes DFS until DFS has received payment therefor in cash. Dealer will: (1) pay DFS even if any Collateral is defective or fails to conform to any warranties extended by any third party; (2) not assert against DFS any claim or defense Dealer has against any third party; and (3) indemnify and hold DFS harmless against all claims and defenses asserted by any buyer of the Collateral relating to the condition of, or any representations regarding, any of the Collateral. Dealer waives all rights of offset and counterclaims Dealer may have against DFS.

     10. Calculation of Charges. Dealer will pay finance charges to DFS on the outstanding principal debt which Dealer owes DFS for each item of Collateral financed by DFS at the rate(s) shown on the Statement of Transaction identifying such Collateral, unless Dealer objects thereto as provided in
Section 2. The finance charges attributable to the rate shown on the Statement of Transaction will: (a) be computed based on a 360 day year; (b) be calculated by multiplying the Daily Charge (as defined below) by the actual number of days in the applicable billing period; and (c) accrue from the invoice date of the Collateral identified on such Statement of Transaction until DFS receives full payment in good funds of the principal debt Dealer owes DFS for each item of such Collateral in accordance with DFS' payment recognition policy and DFS applies such payment to Dealer's principal debt in accordance with the terms of this Agreement. The "Daily Charge" is the product of the Daily Rate (as defined below) multiplied by the Average Daily Balance (as defined below). The "Daily Rate" is the quotient of the annual rate shown on the Statement of Transaction divided by 360, or the monthly rate shown on the Statement of Transaction divided by 30. The
"Average Daily Balance" is the quotient of (i) the sum of the outstanding principal debt owed DFS on each day of a billing period for each item of Collateral identified on a Statement of Transaction, divided by (ii) the actual number of days in such billing period. Dealer will also pay DFS $100 for each check returned unpaid for insufficient funds (an "NSF check") (such $100 payment repays DFS' estimated administrative costs; it does not waive the default caused by the NSF check). The annual percentage rate of the finance charges relating to any item of Collateral financed by DFS will be calculated from the invoice date of such Collateral, regardless of any period during which any finance charge subsidy shall be paid or payable by any third party. Dealer acknowledges that DFS intends to strictly conform to the applicable usury laws governing this Agreement. Regardless of any provision contained herein or in any other document executed or delivered in connection herewith or therewith, DFS shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest on this Agreement (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum amount allowed by applicable law, and, if DFS ever receives, collects or applies as interest any such excess, such amount which would be excessive interest will be applied first to the reduction of the unpaid principal balances of advances under this Agreement, and, second, any remaining excess will be paid to Dealer. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Dealer and DFS shall, to the maximum extent permitted under applicable law:
(A) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (B) exclude voluntary prepayments and the effect thereof; and (C) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

     11. Billing Statement. DFS will send Dealer a monthly billing statement identifying all charges due on Dealer's account with DFS. The charges specified on each billing statement will be: (a) due and payable in full immediately on receipt; and (b) an account stated, unless DFS receives Dealer's written objection thereto within 15 days after it is mailed to Dealer. If DFS does not receive, by the 25th day of any given month, payment of all charges accrued to Dealer's account with DFS during the immediately preceding month, Dealer will (to the extent allowed by law) pay DFS a late fee ("Late Fee") equal to the greater of $5 or 5% of the amount of such finance charges (payment of the Late Fee does not waive the default caused by the late payment). DFS may adjust the billing statement at any time to conform to applicable law and this Agreement.

     12. Default.  Dealer will be in default under this Agreement if:
(a) Dealer breaches any terms, warranties or representations contained herein, in any Statement of Transaction to which Dealer has not objected as provided in Section 2, or in any other agreement between DFS and Dealer; (b) any guarantor of Dealer's debts to DFS breaches any terms, warranties or representations contained in any guaranty or other agreement between the guarantor and DFS; (c) any representation, statement, report or certificate made or delivered by Dealer or any guarantor to DFS is not accurate when made; (d) Dealer fails to pay any portion of Dealer's debts to DFS when due and payable hereunder or under any other agreement between DFS and Dealer;
(e) Dealer abandons any Collateral; (f) Dealer or any guarantor is or becomes in default in the payment of any debt owed to any third party; (g) a money judgment issues against Dealer or any guarantor; (h) an attachment, sale or seizure issues or is executed against any assets of Dealer or of any guarantor; (i) the undersigned dies while Dealer's business is operated as a sole proprietorship, any general partner dies while Dealer's business is operated as a general or limited partnership, or any member dies while Dealer's business is operated as a limited liability company, as applicable;
(j) any guarantor dies; (k) Dealer or any guarantor shall cease existence as a corporation, partnership, limited liability company or trust, as applicable; (1) Dealer or any guarantor ceases or suspends business; (m) Dealer, any guarantor or any member while Dealer's business is operated as a limited liability company, as applicable, makes a general assignment for the benefit of creditors; (n) Dealer, any guarantor or any member while Dealer's business is operated as a limited liability company, as applicable, becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law; (o) any receiver is appointed for any assets of Dealer, any guarantor or any member while Dealer's business is operated as a limited liability company, as applicable; (p) any guaranty of Dealer's debts to DFS is terminated; (q) Dealer loses any franchise, permission, license or right to sell or deal in any Collateral which DFS finances; (r) Dealer or any guarantor misrepresents Dealer's or such guarantor's financial condition or organizational structure;
(s) there shall occur a material adverse change in the financial or other condition or business prospects of Dealer or any guarantor; or (t) DFS determines in good faith that it is insecure with respect to any of the Collateral or the payment of any part of Dealer's obligation to DFS.

     13. Rights of DFS Upon Default.  In the event of a default:

(a) DFS may at any time at DFS' election, without notice or demand to Dealer, do any one or more of the following: declare all or any part of the debt Dealer owes DFS immediately due and payable, together with all costs and expenses of DFS' collection activity, including, without limitation, all reasonable attorneys' fees; exercise any or all rights under applicable law (including, without limitation, the right to possess, transfer and dispose of the Collateral); and/or cease extending any additional credit to Dealer (DFS' right to cease extending credit shall not be construed to limit the discretionary nature of this credit facility).

(b) Dealer will segregate and keep the Collateral in trust for DFS, and in good order and repair, and will not sell, rent, lease, consign, otherwise dispose of or use any Collateral, nor further encumber any Collateral.

(c) Upon DFS' oral or written demand, Dealer will immediately deliver the Collateral to DFS, in good order and repair, at a place specified by DFS, together with all related documents; or DFS may, in DFS' sole discretion and without notice or demand to Dealer, take immediate possession of the Collateral together with all related documents.

(d) DFS may, without notice, apply a default finance charge to Dealer's outstanding principal indebtedness equal to the default rate specified in Dealer's financing program with DFS, if any, or if there is none so specified, at the lesser of 3% per annum above the rate in effect immediately prior to the default, or the highest lawful contract rate of interest permitted under applicable law.

     All of DFS' rights and remedies are cumulative. DFS' failure to exercise any of DFS' rights or remedies hereunder will not waive any of DFS' rights or remedies as to any past, current or future default.

     14. Sale of Collateral. Dealer agrees that if DFS conducts a private sale of any Collateral by requesting bids from 10 or more dealers or distributors in that type of Collateral, any sale by DFS of such Collateral in bulk or in parcels within 120 days of: (a) DFS' taking possession and control of such Collateral; or (b) when DFS is otherwise authorized to sell such Collateral; whichever occurs last, to the bidder submitting the highest cash bid therefor, is a commercially reasonable sale of such Collateral under the Uniform Commercial Code. Dealer agrees that the purchase of any Collateral by a Vendor, as provided in any agreement between DFS and the Vendor, is a commercially reasonable disposition and private sale of such Collateral under the Uniform Commercial Code, and no request for bids shall be required. Dealer further agrees that 7 or more days prior written notice will be commercially reasonable notice of any public or private sale (including any sale to a Vendor). Dealer irrevocably waives any requirement that DFS retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment. If DFS disposes of any such Collateral other than as herein contemplated, the commercial reasonableness of such disposition will be determined in accordance with the laws of the state governing this Agreement.

     15. Power of Attorney. Dealer grants DFS an irrevocable power of attorney to: execute or endorse on Dealer's behalf any checks, financing statements, instruments, Certificates of Title and Statements of Origin pertaining to the Collateral; supply any omitted information and correct errors in any documents between DFS and Dealer; initiate and settle any insurance claim pertaining to the Collateral; and do anything to preserve and protect the Collateral and DFS' rights and interest therein.

     16. Information. DFS may provide to any third party any credit, financial or other information on Dealer that DFS may from time to time possess.
DFS may obtain from any Vendor any credit, financial or other information regarding Dealer that such Vendor may from time to time possess.

     17. Termination. Either party may terminate this Agreement at any time by written notice received by the other party. If DFS terminates this agreement, Dealer agrees that if Dealer: (a) is not in default hereunder, 30 days prior notice of termination is reasonable and sufficient (although this provision shall not be construed to mean that shorter periods may not, in particular circumstances, also be reasonable and sufficient); or (b) is in default hereunder, no prior notice of termination is required. Dealer will not be relieved from any obligation to DFS arising out of DFS' advances or commitments made before the effective termination date of this Agreement. DFS will retain all of its rights, interests and remedies hereunder until Dealer has paid all of Dealer's debts to DFS. All waivers set forth within this Agreement will survive any termination of this Agreement.

     18. Binding Effect. Dealer cannot assign its interest in this Agreement without DFS' prior written consent, although DFS may assign or participate DFS' interest, in whole or in part, without Dealer's consent. This Agreement will protect and bind DFS' and Dealer's respective heirs, representatives, successors and assigns.

     19. Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to Dealer at Dealer's principal place of business specified above; and (b) to DFS at 655 Maryville Centre
Drive, St. Louis, Missouri 63141-5832, Attention: General Counsel, or such other address as the parties may hereafter specify in writing.

     20. NO ORAL AGREEMENTS. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBTS ARE NOT ENFORCEABLE. TO PROTECT DEALER AND DFS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ALL AGREEMENTS COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE
COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES,
EXCEPT AS SPECIFICALLY PROVIDED HEREIN OR AS THE PARTIES MAY LATER AGREE IN WRITING TO MODIFY IT. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

     21. Other Waivers. Dealer irrevocably waives notice of: DFS' acceptance of this Agreement, presentment, demand, protest, nonpayment, nonperformance, and dishonor. Dealer and DFS irrevocably waive all rights to claim any punitive and/or exemplary damages.

     22. Severability. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will, remain binding and enforceable.

     23. Supplement. If Dealer and DFS have heretofore executed other agreements in connection with all or any part of the Collateral, this Agreement shall supplement each and every other agreement previously executed by and between Dealer and DFS, and in that event this Agreement shall neither be deemed a novation nor a termination of such previously executed agreement nor shall execution of this Agreement be deemed a satisfaction of any obligation secured by such previously executed agreement.

     24. Receipt of Agreement. Dealer acknowledges that it has received a true and complete copy of this Agreement. Dealer acknowledges that it has read and understood this Agreement. Notwithstanding anything herein to the contrary: (a) DFS may rely on any facsimile copy, electronic data transmission or electronic data storage of this Agreement, any Statement of Transaction, billing statement, invoice from a Vendor, financial statements or other reports, and (b) such facsimile copy, electronic data transmission or electronic data storage will be deemed an original, and the best evidence thereof for all purposes, including, without limitation, under this Agreement or any other agreement between DFS and Dealer, and for all evidentiary purposes before any arbitrator, court or other adjudicatory authority.

     25. Miscellaneous. Time is of the essence regarding Dealer's performance of its obligations to DFS notwithstanding any course of dealing or custom on DFS' part to grant extensions of time. Dealer's liability under this Agreement is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder.
DFS will have the right to refrain from or postpone enforcement of this agreement or any other agreements between DFS and Dealer without prejudice and the failure to strictly enforce these agreements will not be construed as having created a course of dealing between DFS and Dealer contrary to the specific terms of the agreements or as having modified, released or waived the same. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If Dealer fails to pay taxes, fees or other obligation which may impair DFS' interest in the Collateral, or fails to keep the Collateral insured, DFS may, but shall not be required to, pay such taxes, fees or obligations and pay the cost to insure the Collateral, and the amounts paid will be
(a) an additional debt owned by Dealer to DFS, which shall be subject to finance charges as provided herein; and (b) due and payable immediately in full. Dealer agrees to pay all of DFS' reasonable attorney's fees and expenses incurred by DFS in enforcing DFS' rights hereunder. The
Section titles used in this Agreement are for convenience only and do not define or limit the contents of any Section.

     26. BINDING ARBITRATION.

         26.1 Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever (including, without limitation, all torts, whether regarding negligence, breach of fiduciary duty, restraint of trade, fraud, conversion, duress, interference, wrongful replevin, wrongful sequestration, fraud in the inducement, usury or any other tort, all contract actions, whether regarding express or implied terms, such as implied covenants of good faith, fair dealing, and the commercial reasonableness of any Collateral disposition, or any other contract claim, all claims of deceptive trade practices or lender liability, and all claims questioning the reasonableness or lawfulness of any act), whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (a) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between DFS and Dealer; (c) any act committed by DFS or by any parent company, subsidiary or affiliated company of DFS (the "DFS Companies"), or by any employee, agent, officer or director of a DFS Company whether or not arising within the scope and course of employment or other contractual representation of the DFS Companies provided that such act arises under a relationship, transaction or dealing between DFS and Dealer; and/or
(d) any other relationship, transaction or dealing between DFS and Dealer (collectively the "Disputes"), will be subject to and resolved by binding arbitration.

         26.2 Administrative Body. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of The American
Arbitration Association ("AAA"). If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in the Division of the Federal Judicial District in which AAA maintains a regional office that is closest to Dealer.

         26.3 Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than thirty (30) days after the filing of a claim for arbitration, the patties will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party, (b) the opposing party will be permitted to depose the expert witness(es), (c) the opposing party will be permitted to designate rebuttal expert witness(es), and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

         26.4 Exemplary or Punitive Damages. The Arbitrator(s) will not have the authority to award exemplary or punitive damages.

         26.5 Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be entered as a judgment or order in any state or federal court and may be confirmed within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9
U.S.C. Sections 1 et seq., as amended ("FAA") will govern all arbitration(s) and confirmation proceedings hereunder.

         26.6 Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent DFS' or Dealer's use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, dation and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive DFS' or Dealer's right to compel arbitration of any Dispute.

         26.7 Attorneys' Fees. If either Dealer or DFS brings any other action for judicial relief with respect to any Dispute (other than those set forth in Section 26.6), the party bringing such action will be liable for and immediately pay all of the other party's costs and expenses (including attorneys' fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Dealer or DFS brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys' fees, incurred by the other party in defending such action. Additionally, if Dealer sues DFS or institutes any arbitration claim or counterclaim against DFS in which DFS is the prevailing party, Dealer will pay all costs and expenses (including attorneys' fees) incurred by DFS in the course of defending such action or proceeding.

         26.8 Limitations.  Any arbitration proceeding must be instituted:
(a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment was received by the instituting party; and (b) with respect to any other dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

         26.9 Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

     27. INVALIDITY/UNENFORCEABLITY OF BINDING ARBITRATION. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH
RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION
BY A JUDGE WITHOUT A JURY. DEALER AND DFS WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

     28. Governing Law. Dealer acknowledges and agrees that this and all other agreements between Dealer and DFS have been substantially negotiated, and will be substantially performed, in the state of Georgia. Accordingly, Dealer agrees that all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which shall control and govern all arbitration proceedings hereunder.

   IN WITNESS WHEREOF, Dealer and DFS have executed this Agreement as of the date first set forth hereinabove. THIS CONTRACT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

    DEUTSCHE FINANCIAL SERVICES       The Kingsley Coach, Inc.
     CORPORATION

     By:_____________________________ By: /s/ Verdo Lancaster
     Print Name:______________________Print Name: Verdo Lancaster Title:___________________________Title:Vice/President


     By:_________________________________
     Print Name:_________________________
     Title:______________________________

     ATTEST

     /s/ Richard Duston

         Richard Duston (Assistant) Secretary
         Print Name:

                  SECRETARY'S CERTIFICATION OF RESOLUTION

     I certify that I am the Secretary or Assistant Secretary of the corporation named below, and that the following completely and accurately sets forth certain resolutions of the Board of Directors of the corporation adopted at a special meeting thereof held on due notice (and with shareholder approval, if required by law), at which meeting there was present a quorum authorized to transact the business described below, and that the proceedings of the meeting were in accordance with the certificate of incorporation, charter and by-laws of the corporation, and that they have not been revoked, annulled or amended in any manner whatsoever.

     Upon motion duly made and seconded, the following resolution was unanimously adopted after full discussion:

     "RESOLVED, That the several officers, directors, and agents of this corporation, or any one or more of them, are hereby authorized and empowered on behalf of this corporation: to obtain financing from Deutsche Financial Services Corporation ("DFS") in such amounts and on such terms as such officers, directors or agents deem proper; to enter into financing, security, pledge and other agreements with DFS relating to the terms upon which such financing may be obtained and security and/or other credit support is to be furnished by this corporation therefor; from time to time to supplement or amend any such agreements; and from time to time to pledge, assign, mortgage, grant security interests, and otherwise transfer, to DFS as collateral security for any obligations of this corporation to DFS, whenever and however arising, any assets of this corporation, whether now owned or hereafter acquired; the Board of Directors hereby ratifying, approving and confirming all that any of said officers, directors or agents have done or may do with respect to the foregoing."

IN WITNESS WHEREOF, I have executed and affirmed the seal of the corporation on the date stated below.

  Dated: November 2, 1999            /s/ Richard Duston
                                         Richard Duston
                                         Assistant Secretary


 *     *     *     *     *     *     *     *     *     *     *     *

                                                       EXHIBIT 10-d

                      THE KINGSLEY COACH, INC.

                  2000 Stock and Stock Option Plan

Article 1. Establishment and Purpose

    1.1 Establishment of the Plan. The Kingsley Coach, Inc., a Delaware corporation (the "Company" or "Kingsley Coach"), hereby establishes an incentive compensation plan (the "Plan"), as set forth in this document.

    1.2 Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company's shareholders, and by providing Participants with an incentive for outstanding performance. The Plan is further intended to attract and retain the services of Participants upon whose judgment, interest, and special efforts the successful operation of Kingsley Coach and its subsidiaries is dependent.

    1.3 Effective Date of the Plan. The Plan shall become effective on October 1, 2000.

Article 2. Definitions

    Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

    (a) "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, or Performance Shares.

    (b) "Award Agreement" means an agreement which may be entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

    (c) "Board" or "Board of Directors" means the Kingsley Coach Board of Directors.

    (d) "Cause" shall mean willful and gross misconduct on the part of an Eligible Person that is materially and demonstrably detrimental to the Company or any Subsidiary as determined by the Committee in its sole discretion.

    (e) "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (A) a person who on October 1, 2000 was the beneficial owner of more than 25% of the outstanding Shares, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (C) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company's then outstanding voting securities, or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new Director whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-five percent (55%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

    (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (g)  "Committee" means the committee or committees, as  specified in
Article 3, appointed by the Board to administer the Plan with respect to grants of Awards.


    (h) "Consultant" means a natural person under contract with the Company to provide bona fide services to the Company which are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities.

     (i) "Director" means any individual who is a member of the Kingsley Coach Board of Directors.

    (j) "Disability" shall mean the Participant's inability to perform the Participant's normal Employment functions due to any medically determinable physical or mental disability, which can last or has lasted 12 months or is expected to result in death.

    (k) "Eligible Person" means an Employee, Director or Consultant.

    (l) "Employee" means any officer or employee of the Company or of one of the Company's Subsidiaries. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.


    (m) "Employment," with reference to an Employee, means the condition of being an officer or employee of the Company or one of its Subsidiaries. "Employment," with reference to a Consultant, means the condition of being a Consultant. "Employment," with reference to a Director, means the condition of being a Director. The change in status of an Eligible Person among the categories of Employee, Director and Consultant shall not be deemed a termination of Employment.

    (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

    (o) "Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

    (p) "Fair Market Value" shall mean (i) at such time as there are closing prices quoted for the Shares, the closing price of Shares on the relevant date, or (if there were no sales on such date) the next preceding trading date, all as reported on the principal market for the Shares, or (ii) at such time as there is a public market quoted without closing prices, the mean of the closing high bid and low asked on the relevant date, as reported on the principal market for the Shares, or (iii) at such time as there is no public market for the Shares, the value determined from time to time by the Board of Directors.

    (q) "Incentive Stock Option" or "ISO" means an option to purchase Shares from Kingsley Coach, granted under this Plan, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

    (r) "Insider" shall mean an Eligible Person who is, on the relevant date, an officer, director, or ten percent (10%) beneficial owner of the Company, as those terms are defined under Section 16 of the Exchange Act.

    (s) "Nonqualified Stock Option" or "NQSO" means the option to purchase Shares from Kingsley Coach, granted under this Plan, which is not intended to be an Incentive Stock Option.

    (t) "Option" or "Stock Option" shall mean an Incentive Stock Option or a Nonqualified Stock Option.

    (u) "Participant" means a person who holds an outstanding Award granted under the Plan.

    (v) "Performance Share" shall mean an Award granted to an Eligible Person pursuant to Article 8 herein.

    (w) "Plan" means this 2000 Stock and Stock Option Plan.

    (x) "Restricted Stock" means an Award of Stock granted to an Eligible Person pursuant to Article 7 herein.

    (y) "Restriction Period" means the period during which Shares of Restricted Stock are subject to restrictions or conditions under Article 7.

    (z)  "Shares" or "Stock" means the shares of common stock of the Company.

    (aa) "Subsidiary" shall mean any corporation in which the Company owns directly, or indirectly through subsidiaries, more than fifty percent (50%) of the total combined voting power of all classes of Stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns more than fifty percent (50%) of the combined equity thereof.

 Article 3. Administration

    3.1  The Committee.   The Plan and all Awards  hereunder shall be
administered by one or more Committees of the Board as may be appointed by the Board for this purpose. The Board may appoint a Committee specifically responsible for Awards to Insiders (the "Disinterested Committee") where each Director on such Disinterested Committee is a "Non-Employee Director" (or any successor designation for determining who may administer plans, transactions or awards exempt under Section 16(b) of the Exchange Act), as that term is used in Rule 16b-3 under the Exchange Act, as that rule may be modified from time to time. If no specific Committee is appointed by the Board, then the Board in its entirety shall be the Committee. Any Committee may be replaced by the Board at any time.


    3.2 Authority of the Committee. The Committee shall have full power, except as limited by law and subject to the provisions herein, to select the recipients of Awards; to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 10 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

    The Committee shall determine which Awards are made pursuant to Rule 701 under the Securities Act of 1933, as amended.

    No Award  may be made under the Plan after September 30, 2010.


    All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Eligible Persons, Participants, and their estates and beneficiaries.

    Subject to the terms of this Plan, the Committee is authorized, and shall not be limited in its discretion, to use any of the Performance Criteria specified herein in its determination of Awards under this Plan.

Article 4. Shares Subject to the Plan

    4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the number of Shares available for grant under the Plan shall not exceed one million (1,000,000) Shares. The Shares granted under this Plan may be either authorized but unissued or reacquired Shares.

    Without limiting the discretion of the Committee under this section, unless otherwise provided by the Committee, the following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan or compliance with the foregoing limits:

    (a) The grant of a Stock Option or a Restricted Stock Award shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award. However, to the extent the Participant uses previously owned
Shares to pay the Exercise Price or any taxes, or Shares are withheld to pay taxes, these Shares shall be available for regrant under the Plan.

    (b) With respect to Performance Shares, the number of Performance Shares granted under the Plan shall be deducted from the number of Shares available for grant under the Plan. The number of Performance Shares which cannot be, or are not, converted into Shares and distributed to the Participant (after any applicable tax withholding) following the end of the Performance Period shall increase the number of Shares available for regrant under the Plan by an equal amount.

    4.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, Shares subject to such Award shall be again available for the grant of an Award under the Plan.

    4.3 Adjustments in Authorized Plan Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, Stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, an adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and/or the number of outstanding Options, Shares of Restricted Stock, and Performance Shares constituting outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Article 5. Eligibility and Participation

    5.1 Eligibility. All Eligible Persons are eligible to participate in this Plan.

    5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Eligible Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Person is entitled to receive an Award unless selected by the Committee.

Article 6. Stock Options

    6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Eligible Persons at any time and from time to time, and under such terms and conditions, as shall be determined by the Committee. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Eligible Person. The Committee may grant ISOs, NQSOs, or a combination thereof. ISOs, however, may be granted only to Employees and only if this Plan is approved by the shareholders of the Company within one year after it is adopted by the Board of Directors.

    6.2 Form of Issuance. Each Option grant may be issued in the form of an Award Agreement and/or may be recorded on the books and records of the Company for the account of the Participant. If an Option is not issued in the form of an Award Agreement, then the Option shall be deemed granted as determined by the Committee. The terms and conditions of an Option shall be set forth in the Award Agreement, in the notice of the issuance of the grant, or in such other documents as the Committee shall determine. Such terms and conditions shall include the Exercise Price, the duration of the Option, the number of Shares to which an Option pertains (unless otherwise provided by the Committee, each Option may be exercised to purchase one Share), and such other provisions as the Committee shall determine, including, but not limited to whether the Option is intended to be an ISO or a NQSO.

    6.3  Exercise Price.

    (a) Unless a greater Exercise Price is determined by the Committee, the Exercise Price for each ISO awarded under this Plan shall be equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. If, however, the Eligible Person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, then the Exercise Price of an ISO shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted.

    (b) The Exercise Price of a NQSO shall be determined by the Committee in its sole discretion.

    6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant (which duration may be extended by the Committee); provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. If, however, the Eligible Person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, then no Option shall be exercisable later than the fifth (5th) anniversary date of its grant.

    6.5 Vesting of Options. Options shall vest at such times and under such terms and conditions as determined by the Committee; provided, however, unless a different vesting period is provided by the Committee at or before the grant of an Option, the Options will vest on the first anniversary of the grant.

    6.6 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

     Options shall be exercised by delivery of a written notice (including e-mail and telecopies) to the Secretary of the Company (or, if so provided by the Company, to its designated agent), which notice shall be irrevocable, setting forth the exact number of Shares with respect to which the Option is being exercised and including with such notice payment of the Exercise Price. When Options have been transferred, the Company or its designated agent may require appropriate documentation that the person or persons exercising the Option, if other than the Participant, has the right to exercise the Option. No Option may be exercised with respect to a fraction of a Share.

    6.7 Payment. The Exercise Price shall be paid in full at the time of exercise. No Shares shall be issued or transferred until full payment has been received therefor.

    Payment may be made:

    (a) in cash, or

    (b) unless otherwise provided by the Committee at any time, and subject to such additional terms and conditions and/or modifications as the Committee or the Company may impose from time to time, and further subject to suspension or termination of this provision by the Committee or Company at any time, by:

               (i) delivery of Shares of Stock owned by the Participant in partial (if in partial payment, then together with cash) or full payment (if a fractional Share remains after payment of the Exercise Price in full by previously owned Shares, then the fractional Share shall be withheld for taxes); provided, however, as a condition to paying any part of the Exercise Price in Stock, at the time of exercise of the Option, the Participant must establish to the satisfaction of the Company that the Stock tendered to the Company has been held by the Participant for a minimum of six (6) months preceding the tender; or

    (ii) if the Company has designated a stockbroker to act as the Company's agent to process Option exercises, issuance of an exercise notice together with instructions to such stockbroker irrevocably instructing the stockbroker:
(A) to immediately sell a sufficient portion of the Shares to pay the Exercise Price of the Options being exercised and the required tax withholding, and (B) to deliver on the settlement date the portion of the proceeds of the sale equal to the Exercise Price and tax withholding to the Company. In the event the stockbroker sells any Shares on behalf of a Participant, the stockbroker shall be acting solely as the agent of the Participant, and the Company disclaims any responsibility for the actions of the stockbroker in making any such sales.
No Stock shall be issued until the settlement date and until the proceeds (equal to the Option Price and tax withholding) are paid to the Company.

    If payment is made by the delivery of Shares of Stock, the value of the Shares delivered shall be equal to the Fair Market Value of the Shares on the day preceding the date of exercise of the Option.

    6.8 Termination of Employment. Unless otherwise provided by the Committee, the following limitations on exercise of Options shall apply upon termination of Employment:

    (a) Termination by Death or Disability. In the event the Employment of a Participant shall terminate by reason of death or Disability, all outstanding Options granted to that Participant shall immediately vest as of the date of termination of Employment and may be exercised, if at all, no more than three
(3) years from the date of the termination of Employment, unless the Options, by their terms, expire earlier.

    (b) Termination for Cause. If the Employment of a Participant shall be terminated by the Company for Cause, all outstanding Options held by the Participant shall immediately be forfeited to the Company and no additional exercise period shall be allowed, regardless of the vested status of the Options.

    (c) Retirement or Other Termination of Employment. If the Employment of a Participant shall terminate for any reason other than the reasons set forth in
(a) or (b) above, all outstanding Options which are vested as of the effective date of termination of Employment may be exercised, if at all, no more than thirty (30) days from the date of termination of Employment, unless the Options, by their terms, expire earlier. In the event of the death of the Participant after termination of Employment, this paragraph (c) shall still apply and not paragraph (a), above.

    (d)  Options not Vested at Termination.  Except as provided in paragraph
(a) above, all Options held by the Participant which are not vested on or before the effective date of termination of Employment shall immediately be forfeited to the Company (and shall once again become available for grant under the Plan).

    (e) Notwithstanding the foregoing, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of termination of Employment, but no such modification shall shorten the terms of Options issued prior to such modification.

    6.9 Restrictions on Exercise and Transfer of Options. Unless otherwise provided by the Committee:

    (a) During the Participant's lifetime, the Participant's Options shall be exercisable only by the Participant or by the Participant's guardian or legal representative. After the death of the Participant, an Option shall only be exercised by the holder thereof (including, but not limited to, an executor or administrator of a decedent's estate) or his guardian or legal representative.

    (b) No Option shall be transferable except: (i) in the case of the Participant, only upon the Participant's death; and (ii) in the case of any holder after the Participant's death, only by will or by the laws of descent and distribution.

    6.10 Competition. Notwithstanding anything in this Article 6 to the contrary, in the event the Committee determines, in its sole discretion, that a Participant is engaging in activity competitive with the Company, any Subsidiary, or any business in which any of the foregoing have a substantial interest (the "Kingsley Coach Businesses"), the Committee may cancel any Option granted to such Participant, whether or not vested, in whole or in part. Such cancellation shall be effective as of the date specified by the Committee. Competitive activity shall mean any business or activity if a substantially similar business activity is being carried on by a Kingsley
Coach Business, including, but not limited to, representing or providing consulting services to any person or entity that is engaged in competition with a Kingsley Coach Business or that takes a position adverse to a Kingsley Coach Business. However, competitive activity shall not include, among other things, owning a nonsubstantial interest as a shareholder in a competing business.

Article 7. Restricted Stock

    7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Eligible Persons in such amounts and upon such terms and conditions as the Committee shall determine. In addition to any other terms and conditions imposed by the Committee, vesting of Restricted Stock may be conditioned upon the attainment of Performance Goals based on Performance Criteria in the same manner as provided in Section 8.3, herein with respect to Performance Shares.

    7.2 Restricted Stock Agreement. The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

    7.3 Transferability. Except as otherwise provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period established by the Committee, if any.

    7.4 Other Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

    The Company shall also have the right to retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

    7.5 Removal of Restrictions. Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Restriction Period and completion of all conditions to vesting, if any. However, unless otherwise provided by the Committee, the Committee, in its sole discretion, shall have the right to immediately waive all or part of the restrictions and conditions with regard to all or part of the Shares held by any Participant at any time.

    7.6 Voting Rights, Dividends and Other Distributions. During the Restriction Period, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such Shares. Except as provided in the following sentence, in the sole discretion of the Committee, other cash dividends and other distributions paid to Participants with respect to Shares of Restricted Stock may be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid.

    7.7 Termination of Employment Due to Death or Disability. In the event the Employment of a Participant shall terminate by reason of death or Disability, unless otherwise provided by the Committee prior to or at the time of the Award, all Restriction Periods and all restrictions imposed on outstanding Shares of Restricted Stock held by the Participant shall immediately lapse and the Restricted Stock shall immediately become fully vested as of the date of termination of Employment.

    7.8 Termination of Employment for Other Reasons. If the Employment of a Participant shall terminate for any reason other than those specifically set forth in Section 7.7 herein, all Shares of Restricted Stock held by the Participant which are not vested as of the effective date of termination of Employment immediately shall be forfeited and returned to the Company.

Article 8.  Performance Shares

    8.1  Grants of Performance Shares.   A Performance Share is equivalent in
value to a Share of Stock. Subject to the terms of the Plan, Performance Shares may be granted to Eligible Persons at any time and from time to time, as determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares awarded to each Participant.

    8.2 Performance Period. The Performance Period for Performance Shares is the period over which the Performance Goals are measured. The Performance Period is set by the Committee for each Award; however, in no event shall an Award have a Performance Period of less than six months.

    8.3  Performance Goals.  For each Award of Performance Shares, the
Committee shall establish performance objectives ("Performance Goals") for the Company, its Subsidiaries, and/or divisions of any of foregoing, based on the Performance Criteria and other factors set forth below. Performance Goals shall include payout tables, formulas or other standards to be used in determining the extent to which the Performance Goals are met, and, if met, the number of Performance Shares distributed to Participants in accordance with Section 8.5. All Performance Shares which may not be converted under the Performance Goals or which are reduced by the Committee under Section 8.5 or which may not be converted for any other reason after the end of the Performance Period shall be canceled at the time they would otherwise be distributable. When the Committee desires an Award to qualify under Section 162(m) of the Code, as amended, the Committee shall establish the Performance Goals for the respective Performance Shares prior to or within 90 days of the beginning of the service relating to such Performance Goal, and not later than after 25% of such period of service has elapsed. For all other Awards, the Performance Goals must be established before the end of the respective Performance Period.

    (a) The Performance Criteria which the Committee is authorized to use, in its sole discretion, are any of the following criteria or any combination thereof:

     (1) Financial performance of the Company (on a consolidated basis), of one or more of its Subsidiaries, and/or a division of any of the foregoing. Such financial performance may be based on net income and/or Value Added (after-tax cash operating profit less depreciation and less a capital charge).

     2. Service performance of the Company (on a consolidated basis), of one or more of its Subsidiaries, and/or of a division of any of the foregoing. Such service performance may be based upon measured customer perceptions of service quality.

     3. The Company's Stock price; return on shareholders' equity; total shareholder return (Stock price appreciation plus dividends, assuming the reinvestment of dividends); and/or earnings per share.

     4. With respect to the Company (on a consolidated basis), to one or more of its Subsidiaries, and/or to a division of any of the foregoing: sales, costs, market share of a product or service, return on net assets, return on assets, return on capital, profit margin, and/or operating revenues, expenses or earnings.

     5. Completion of an engineering or development project as defined in the Award Agreement.

     (b) Except to the extent otherwise provided by the Committee in full or in part, if any of the following events occur during a Performance Period and would directly affect the determination of whether or the extent to which Performance Goals are met, they shall be disregarded in any such computation:
changes in accounting principles;   extraordinary items; changes in tax laws
affecting net income and/or Value Added; natural disasters, including floods, hurricanes, and earthquakes; and intentionally inflicted damage to property which directly or indirectly damages the property of the Company or its Subsidiaries. No such adjustment shall be made to the extent such adjustment would cause the Performance Shares to fail to satisfy the performance-based exemption of Section 162(m) of the Code.

     8.4 Dividend Equivalents on Performance Shares. Unless reduced or eliminated by the Committee, a cash payment in an amount equal to the dividend payable on one Share will be made to each Participant for each Performance Share which on the record date for the dividend had been awarded to the Participant and not converted, distributed or canceled.

     8.5 Form and Timing of Payment of Performance Shares. As soon as practicable after the applicable Performance Period has ended and all other conditions (other than Committee actions) to conversion and distribution of a Performance Share Award have been satisfied (or, if applicable, at such other time determined by the Committee at or before the establishment of the Performance Goals for such Performance Period), the Committee shall determine whether and the extent to which the Performance Goals were met for the applicable Performance Shares. If Performance Goals have been met, then the number of Performance Shares to be converted into Stock and distributed to the Participants shall be determined in accordance with the Performance Goals for such Awards, subject to any limits imposed by the Committee. Conversion of Performance Shares shall occur as soon as reasonably administratively possible following the determination of the number of Shares to which the Participant is entitled. At any time prior to the distribution of the Performance
Shares, unless otherwise provided by the Committee, the Committee shall have the authority to reduce or eliminate the number of Performance Shares to be converted.

     8.6  Termination of Employment Due to Death or Disability.   Unless
otherwise provided by the Committee prior to or at the time of an Award, if the Employment of a Participant shall terminate by reason of death or Disability, the Participant shall receive a distribution of all outstanding Performance Shares calculated as if all unfinished Performance Periods had ended with 100% of the Performance Goals achieved, payable in the year following the date of termination of Employment.

     8.7 Termination of Employment for Other Reasons. If the Employment of a Participant shall terminate for other than a reason set forth in Section 8.6 (and other than for Cause), the number of Performance Shares to be converted and distributed shall be converted and distributed based upon the achievement of the Performance Goals and in accordance with all other terms of the Award and the Plan; however, the Participant may receive no more than a prorated payout of all Performance Shares, based on the portions of the respective Performance Periods that have been completed.

     8.8 Termination of Employment for Cause. In the event that a Participant's Employment shall be terminated by the Company for Cause, all Performance Shares shall be forfeited by the Participant to the Company.

     8.9 Nontransferability. Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or laws of intestacy.

Article 9.   Employee Matters

     9.1 Employment Not Guaranteed. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's Employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or one of its Subsidiaries.

     9.2 Participation. No Eligible Person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

     9.3 Claims and Appeals. Any claim under the Plan by a Participant or anyone claiming through a Participant shall be presented to the Committee. Any person whose claim under the Plan has been denied may, within sixty (60) days after receipt of notice of denial, submit to the Committee a written request for review of the decision denying the claim. The Committee shall determine conclusively for all parties all questions arising in the administration of the Plan.

Article 10. Amendment, Modification, and Termination

     10.1 Amendment, Modification, and Termination. The Board of Directors alone shall have the right to alter, amend or revoke the Plan or any part thereof at any time and from time to time, provided, however, that the Board of Directors may not, without the approval of the holders of a majority of the voting Shares, make any alteration or amendment to the Plan which changes the aggregate number of shares of Common Stock which may be issued under the Plan, extend the term of the Plan, or change the employees or class of employees eligible to receive Awards thereunder. The Board may at any time suspend or terminate the Plan in whole or in part.

     10.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 11. Change in Control

     Upon the occurrence of a Change in Control:

     (a) Any and all Options granted hereunder immediately shall become vested and exercisable;

     (b) Any Restriction Periods and all restrictions imposed on Restricted Shares shall lapse and they shall immediately become fully vested;

     (c) The 100% Performance Goal for all Performance Shares relating to incomplete Performance Periods shall be deemed to have been fully achieved and shall be converted and distributed in accordance with all other terms of the Award and this Plan; provided, however, notwithstanding anything to the contrary in this Plan, no outstanding Performance Share may be reduced.

Article 12. Withholding

     12.1 Tax Withholding. The Company shall deduct or withhold an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's employment tax obligations) required by law to be withheld with respect to any taxable event arising or as a result of this Plan ("Withholding Taxes").

     12.2 Share Withholding. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, upon the distribution of Performance Shares in the form of Stock, or upon any other taxable event hereunder involving the transfer of Stock to a Participant, the Company shall withhold Stock having a Fair Market Value on the date the tax is to be determined in an amount equal to the Withholding Taxes on such Stock. Any fractional Share remaining after the withholding shall be withheld as additional Federal withholding.

     Unless otherwise determined by the Committee, when the method of payment for the Exercise Price is from the sale by a stockbroker, pursuant to Section 6.7(b)(ii), herein, of the Stock acquired through the Option exercise, then the tax withholding shall be satisfied out of the proceeds. For administrative purposes in determining the amount of taxes due, the sale price of such Stock shall be deemed to be the Fair Market Value of the Stock.

     Prior to the end of any Performance Period a Participant may elect to have a greater amount of Stock withheld from the distribution of Performance Shares to pay withholding taxes; provided, however, the Committee may prohibit or limit any individual election or all such elections at any time.

     12.3 Payment In Lieu of Share Withholding. In any situation in which the Company would be required to withhold Stock pursuant to Sec 12.2 above, the Participant may, in lieu of all or part of such withholding, remit to the Company an amount in cash sufficient to satisfy the federal, state and local withholding tax requirements or may direct the Company to withhold from other amounts payable to the Participant, including salary.

Article 13. Successors

     All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 14. Legal Construction

     14.1 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     14.2 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     14.3 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to comply with a condition of Rule 16b-3 or its successors, it shall not apply to the Insiders or transactions thereby.

     14.4 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

  *      *       *       *       *       *       *       *       *       *
                                                  EXHIBIT 10-e

               OPTION AGREEMENT TO PURCHASE STOCK

     In consideration of $10.00 (TEN DOLLARS) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, The Kingsley Coach, Inc. ("Optionor") hereby grants to CLD Investor Relations (the "Optionee") the right to purchase a total of 1,000,000 (ONE MILLION) shares of common stock of Optionor, as follows:

                    a. Option to purchase up to 500,000 (FIVE HUNDRED THOUSAND) shares, with an exercise price of $.15 (FIFTEEN CENTS) per share, exercisable from time to time within thirty days from the effective date of the SB-2 registration statement to be filed on or about July 2001 by the Optionor.

                    b. Option to purchase up to 500,000 (FIVE HUNDRED THOUSAND) shares, in whole but not in part, with an exercise price equal to 50% (FIFTY PERCENT) of the average of the closing bid prices of the common stock for the five days preceding the date of exercise, but not less than $.15 (FIFTEEN CENTS) per share, exercisable from time to time within sixty days from the effective date of the SB-2 registration statement to be filed on or about July 2001 by the Optionor; provided, however, that the option may be exercised only if all shares subject to the option in paragraph "a" above have been purchased.

     The options may be exercised only by the delivery of written notice(s) of exercise, accompanied by payment(s) of the exercise price(s), in good and ufficient funds, on or before the exercise expiration date(s), to The Kingsley Coach, Inc., 64 Old Route 522, Middleburg, PA 17842. At the time of said delivery, Optionee shall simultaneously deliver to Matthew Dickenson, at 64 Old Route 522, Middleburg, PA 17842, a proxy for all shares exercised upon, which proxy shall give Mr. Dickenson the right to vote all shares purchased by the Optionee until sold to the public.

     The Optionee shall not directly or indirectly cause any short selling to occur in the market for Optionor's stock at any time prior to the exercise dates set forth above.

     This Option Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assigns.

     This Option Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Pennsylvania and the United States. In the event that this Option Agreement is breached and must be enforced through legal means, the successful party shall be entitled to their reasonable attorney's fees and costs incurred in enforcing this Option Agreement.

     This Option Agreement may not be assigned in part or in full by the parties.

     This Option Agreement may be signed in counterparts, and the counterparts when signed shall form part of this one document.

     Signatures to this Option Agreement, transmitted by facsimile or email, shall be treated as original signatures.

     The parties represent that the signators to this Option Agreement have the requisite authority to bind the party on behalf of whom they sign to the terms of this Option Agreement, and the signators to this Option Agreement represent that they are authorized on behalf of whom they sign, to sign this Option Agreement on their behalf.


                    DATED this 5th day of July, 2001.

     OPTIONOR:

     THE KINGSLEY COACH, INC.

     By:/s/________________________
           Ralph Dickenson, Chairman

     OPTIONEE:

     CLD INVESTOR RELATIONS, INC.


     By:/s/_________________________
           Byron Rambo, President


         *     *     *     *     *     *     *     *     *     *

                                                          EXHIBIT 10-f

                        OPTION AGREEMENT TO PURCHASE STOCK

     In consideration of $10.00 (TEN DOLLARS) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, The Kingsley Coach, Inc. ("Optionor") hereby grants to Caleb Joshua Halley (the "Optionee") the right to purchase a total of 1,000,000 (ONE MILLION) shares of common stock of Optionor, as follows:

                    a. Option to purchase up to 500,000 (FIVE HUNDRED THOUSAND) shares, with an exercise price of $.15 (FIFTEEN CENTS) per share, exercisable from time to time within thirty days from the effective date of the SB-2 registration statement to be filed on or about July 2001 by the Optionor.

                    b. Option to purchase up to 500,000 (FIVE HUNDRED THOUSAND) shares, in whole but not in part, with an exercise price equal to 50% (FIFTY PERCENT) of the average of the closing bid prices of the common stock for the five days preceding the date of exercise, but not less than $.15 (FIFTEEN CENTS) per share, exercisable from time to time within sixty days from the effective date of the SB-2 registration statement to be filed on or about July 2001 by the Optionor; provided, however, that the option may be exercised only if all shares subject to the option in paragraph "a" above have been purchased.

     The options may be exercised only by the delivery of written notice(s) of exercise, accompanied by payment(s) of the exercise price(s), in good and sufficient funds, on or before the exercise expiration date(s), to The Kingsley Coach, Inc., 64 Old Route 522, Middleburg, PA 17842. At the time of said delivery, Optionee shall simultaneously deliver to Matthew Dickenson, at 64 Old Route 522, Middleburg, PA 17842, a proxy for all shares exercised upon, which proxy shall give Mr. Dickenson the right to vote all shares purchased by the Optionee until sold to the public.

     The Optionee shall not directly or indirectly cause any short selling to occur in the market for Optionor's stock at any time prior to the exercise dates set forth above.

     This Option Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assigns.

     This Option Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Pennsylvania and the United States. In the event that this Option Agreement is breached and must be enforced through legal means, the successful party shall be entitled to their reasonable attorney's fees and costs incurred in enforcing this Option Agreement.

      This Option Agreement may not be assigned in part or in full by the parties.

      This Option Agreement may be signed in counterparts, and the counterparts when signed shall form part of this one document.

      Signatures to this Option Agreement, transmitted by facsimile or email, shall be treated as original signatures.

      The parties represent that the signators to this Option Agreement have the requisite authority to bind the party on behalf of whom they sign to the terms of this Option Agreement, and the signators to this Option Agreement represent that they are authorized on behalf of whom they sign, to sign this Option Agreement on their behalf.

                    DATED this 5th day of July, 2001.

                    OPTIONOR:

                    THE KINGSLEY COACH, INC.

                    By:/s/
                    _______________________
                    Ralph Dickenson, Chairman

                    OPTIONEE:
                    /s/
                    ____________________________
                    Caleb Joshua Halley


    *    *    *     *     *     *     *     *     *     *     *     *

                                                      EXHIBIT 23-a

July 19, 2001

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the Form SB-2 Registration Statement of The Kingsley Coach, Inc., a Delaware corporation (the Registrant)

Ladies and Gentlemen:

      We hereby consent to the use of our report for the six months ended June 30, 2000 and year ended December 31, 1999, dated August 22, 2000, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.


Sincerely,

/s/ Mantyla McReynolds
Mantyla McReynolds